THE BANK OF NEW YORK MELLON

TREASURY SERVICES

TERMS AND CONDITIONS

For

FBL FINANCIAL GROUP, INC.

AND ITS AFFILIATES AND SUBSIDIARIES

BOTH NOW AND IN THE FUTURE

Treasury Services SM is a service mark of The Bank of New York Mellon Corporation.

Copyright © 2020 by The Bank of New York Mellon. All rights reserved.

Version 23 Established 1 April 2020.

Table of Contents

Introduction	3
Definitions	4
Regulatory Disclosures	6
General Terms and Conditions	8
Specific Terms and Conditions	20
Account Services: Multicurrency Account	20
Account Services: Zero Balance Account	21
Information Reporting Services: Data Exchange File Transfer	22
Information Reporting Services: Data Translation File Transfer	23
Information Reporting Services: Electronic Banking Service	24
Information Reporting Services: Masterfile Payment System	26
NEXEN Services: API Services	27
Liquidity Services: Late Night Investment	28
Liquidity Services: Global Late Night Investment	30
Liquidity Services: Short-Term Investment	32
Payables Services: Check Services	34
A. Check Issuance	34
B. Check Writer	34
C. Official Check Request	34
Payables Services: Disbursement Services	36
A. Controlled Disbursement	36
B. Disbursement Image	36
Payables Services: Global Mass Payments	38
Payables Services: Paymode-X	40
Payables Services: Positive Pay, Positive Payee, and Reverse Positive Pay	42
A. Positive Pay Service	42
B. Positive Payee Service	42
C. Reverse Positive Pay Service	43
Payables Services: Tokenized Payments	44
Payables Services: Tax Payments	46
Receivables Services: Accounts Receivable Check Conversion	47
Receivables Services: Bill Pay Advantage	48
Receivables Services: Lockbox (Retail, Wholesale, and Wholetail)	50
Receivables Services: Domestic Remote Deposit	52
Transfer Services: ACH Origination	53
Transfer Services: Real-Time Payments	56
Transfer Services: Wire Transfer	58
Agreed and Accepted	61

Introduction

The Bank of New York Mellon and its affiliated entities are pleased to provide you with these Treasury Services as of the Effective Date defined at the end of this document. These Terms and Conditions govern the Treasury Services that you choose to use, including a variety of services designed to enhance your cash flow. BNY Mellon’s Treasury Services can help you concentrate both collection and disbursement of funds so you can quickly identify and use your Available Funds. If you maintain several Accounts at one location, BNY Mellon’s Treasury Services make it possible to coordinate those Accounts with a single master Account to consolidate Available Funds.

BNY Mellon limits these Treasury Services to the services that relate to your US based Accounts and related cash management services at The Bank of New York Mellon and to US based clients. These Terms and Conditions do not address International Trade Services offered through other Treasury Services groups or the provision of Treasury Services to clients or accounts based outside the US. BNY Mellon provides such services through its Global Terms of Account.

BNY Mellon’s Goal. As its client, you are very important to BNY Mellon. BNY Mellon’s goal is to work with you to offer cash management services to you in a way that meets your needs. Not all Treasury Services described herein may be available at all affiliated entities and some service features may differ due to operating systems at BNY Mellon’s various locations.

Applicability of the Terms and Conditions. These Terms and Conditions, and any amendments to them apply to all Treasury Services BNY Mellon provides to you. They govern all activity in your Accounts. They also govern the specific Treasury Services that you may utilize. BNY Mellon has organized these Terms and Conditions into two parts. First, the General Terms and Conditions apply to the broader contractual relationship and all Treasury Services you choose to use. Second, the Specific Terms and Conditions apply to the individual Treasury Services you may choose to use.

BNY Mellon’s Commitment to You. BNY Mellon will follow these Terms and Conditions in delivering Treasury Services to you. BNY Mellon will also comply with additional requirements of applicable Law to the extent they may apply.

Your Acceptance of these Terms and Conditions. By executing the signature page you accept and agree to these Terms and Conditions. BNY Mellon may change any of these Terms and Conditions upon thirty (30) days’ written notice, and by your continued use of its Treasury Services more than thirty (30) days after it sends you such change notice, you agree to be bound by those changes, provided that any such change is a bank-wide change affecting substantially all clients who use the applicable Treasury Service. Should you disagree with the new or revised terms, Treasury Services can be cancelled by you on thirty (30) days’ written notice from an Authorized Individual. If feasible, BNY Mellon will explore continuing to provide the recently changed Treasury Service under the existing terms; however, the duration of such an arrangement will be at BNY Mellon’s sole discretion and additional charges may apply. Should the new or revised terms be the result of a legal or regulatory change, or should it not be feasible for BNY Mellon to continue to provide the changed Treasury Service under the existing terms, the changed Treasury Service will be provided under the new or revised terms until the specified termination date.

Services Not in Use. To the extent that you do not contract for a Treasury Service offered under the Specific Terms and Conditions, the specific terms and conditions pertaining to such service(s) shall not apply until you complete the necessary steps to activate and thus begin using the service.

Definitions

As used in these Terms and Conditions “BNY Mellon” refers to The Bank of New York Mellon, the contracting entity providing you these Treasury Services, and collectively, its affiliated entities or independent third parties that it designates to provide services pursuant to these Terms and Conditions. “You” and “your” refer to the entity or entities that BNY Mellon agrees to provide the Treasury Services to pursuant to these Terms and Conditions.

Words and phrases defined in the Uniform Commercial Code as in effect in New York have the same meaning in these Terms and Conditions.

Account(s) means, unless otherwise provided, all present and future deposit Account(s) that you have and maintain with BNY Mellon and are governed by these Terms and Conditions.

ACH Credit Entry means an ACH transaction resulting in the forwarding of funds to a designated third-party account and a corresponding debit to your Account.

ACH Debit Entry means an ACH transaction resulting in a debit to a third-party account and a corresponding credit to your Account.

ACH Entry means an ACH Credit Entry or ACH Debit Entry made through an established ACH network.

ACH Network means an Automated Clearing House network that electronically transfers funds between banks.

Affiliate(s) means any entity that directly or indirectly controls, is controlled by, or is under common control with another entity where “control” means the power to direct or cause to be directed the management or affairs of the applicable entity.

Agent means any third-party vendor or designee that you authorize to access your Account.

Authorized Individual means a person you have designated to authorize actions for you.

Automated Clearing House or ACH means an electronic funds transfer system governed by the National Automated Clearing House Association (Nacha) Rules.

Available Funds mean the funds available for withdrawal from an Account as determined by BNY Mellon’s Corporate Funds Availability Policy Disclosure.

BIC means Bank Identifier Code.

Banking Day means the part of a day upon which BNY Mellon’s principal office conducts its banking functions and excluding all federal holidays.

CHIPS means Clearing House Interbank Payment System.

CHIPS UID means a user identification number issued to CHIPS members.

Confidential Information means customer information (including nonpublic personal information as defined in the Gramm-Leach-Bliley Act “Personal Data”) and transaction information); all technology, know-how, processes, software, databases, trade secrets, contracts, and all historical, current, and projected financial and other information that is not legally required to be made publicly available; business strategies, operating data, and organizational and cost structures; and product descriptions and pricing information, whether received before or after the date of these Terms and Conditions. Confidential Information also includes information of any Affiliate of either party, and products licensed and utilized by BNY Mellon in performing Treasury Services for you. It may take any form, whether oral or written, in hard copy or on computer disk, CD-ROM, or electronic media.

Control Totals means the total debit dollar amount, the total credit dollar amount, and total item count of each ACH file transmitted or forwarded to BNY Mellon.

ET means the prevailing Eastern Time.

Electronic Banking Service means a modular reporting system that provides a variety of balance and transaction information and transaction initiating capabilities for your Account(s). It may also refer to the Internet or web-based access to BNY Mellon’s systems as further described in the Electronic Banking Service section.

Facsimile Signature means any method used by you to indicate written approval other than a manual signature of a natural person’s name made by that person, but without regard to color variations. The phrase includes the use of signature stamps or plates, computer generated symbols, and signatures produced by digital or other electronic means.

Including means including without limitation, which introduces some, but not all, examples.

Indebtedness means any loss, cost, damages, fees, and expenses incurred under these Terms and Conditions or incurred in providing the Treasury Services to you and/or any Affiliate, including any items (checks, drafts, ACH Credit Entries, wire transfers, or other electronic transfers or credits) deposited or credited to your Account(s) which may be returned or otherwise not collected and for all customary service charges and fees payable and commissions incurred in providing Treasury Services or otherwise in connection herewith.

Law(s) means applicable foreign, federal, state, and/or local laws, statutes, regulations, orders, ordinances, and similar authority, and the rules and policies of applicable payment, card, or other associations used in connection with these Terms and Conditions, including the following: all criminal statutes, Uniform Commercial Code, Bank Secrecy Act, USA PATRIOT Act, Nacha Rules, Unlawful Internet Gambling Enforcement Act, federal anti-money laundering statutes and any laws or regulations that are enforced or administered by the Office of Foreign Assets Control (OFAC), and applicable letters or guidelines issued by regulatory authorities.

MICR means magnetic ink character recognition.

Nacha Rules means the rules issued by the National Automated Clearing House Association as amended from time to time.

On-Us Entry means an entry from an Account maintained with a BNY Mellon institution for credit or debit to another Account maintained with the same BNY Mellon institution.

PIN means personal identification number.

Payment Order means the term defined in Article 4A of the Uniform Commercial Code and refers to those wire transfers and ACH Credit Entries meeting certain conditions. For purposes of these Terms and Conditions, the term also includes funds transfers initiated directly by BNY Mellon or through its correspondent bank.

Regulation CC means Regulation CC of the Board of Governors of the Federal Reserve System as supplemented or amended from time to time.

Required Amount means the amount BNY Mellon requires you to provide to fund transactions on a Banking Day for many of its disbursement services. The Required Amount includes all checks presented against the Account(s) for that Banking Day; all checks presented against the Account(s) after the cut off time on the previous Banking Day; and the amount BNY Mellon deducted for timely stop payment requests, returned checks, or Positive Pay or Positive Payee returns made on the previous Banking Day, provided you fully funded the Account(s).

Set-Up Form means the form used to indicate specific service selections regarding the applicable Treasury Service provided to you in conjunction with these Terms and Conditions.

Standard of Care means the degree of care with which BNY Mellon provides in delivering these Treasury Services in good faith and without negligence, willful misconduct, or fraud.

SWIFT means Society for Worldwide Interbank Financial Telecommunications.

Terms and Conditions mean these General Terms and Conditions and the Specific Terms and Conditions as amended from time to time.

Treasury Services means the products and services that BNY Mellon provides to you under these Terms and Conditions.

Written Instructions means any written instruction or Payment Order received by BNY Mellon from an Authorized Individual or by tested telex through the Electronic Banking Service or any other method BNY Mellon authorizes you to use.

Regulatory Disclosures

1.                                      Corporate Funds Availability Policy and Schedule

As referenced in these Terms and Conditions and provided to you separately, BNY Mellon’s Corporate Funds Availability Policy describes when it generally make funds in your Accounts available to you, and its Funds Availability Schedule provides greater detail as to when BNY Mellon will make specific funds available to you based on the Treasury Service used to fund your Account. As outlined in the Corporate Funds Availability Policy, BNY Mellon may not make cash and items deposited to an Account immediately available for withdrawal. BNY Mellon reviews the Corporate Funds Availability Policy and the Funds Availability Schedule for compliance with Regulation CC’s availability schedule, which may change without notice.

2.             Subaccount Sweep Disclosure

For regulatory and accounting purposes, BNY Mellon divides your Account(s) into two subaccounts. Your demand deposit Accounts consist of a non-interest-bearing demand deposit subaccount and a non-interest-bearing money market subaccount. Your checking with interest Accounts consist of an interest-bearing checking subaccount and an interest-bearing money market subaccount. BNY Mellon treats these subaccounts as a single Account for purposes of fees and charges and accessing your Account. The Account statement and other records of Account activity will reflect a single Account and not the subaccounts or subaccount activities. You will have no direct access to this money market subaccount, but you may access this subaccount through transactions on the demand deposit or checking with interest subaccount, as described below.

BNY Mellon sets a dollar threshold amount on the demand deposit or checking with interest subaccounts, and it may change the amount at any time within its commercially reasonable discretion. At times when the demand deposit or the checking with interest subaccount balance exceeds the threshold, BNY Mellon may transfer all funds in excess of that amount into the money market subaccount. As transactions against the Account reduce the demand deposit or checking with interest subaccount balance below the threshold, BNY Mellon will transfer funds back into the demand deposit or checking with interest subaccount. BNY Mellon may make up to six (6) transfers from the money market subaccount into the demand deposit or checking with interest subaccount per month. Upon the sixth such transfer in a month, BNY Mellon will transfer the entire balance of the money market subaccount to the demand deposit or checking with interest subaccount, and it may repeat this process each month.

Your demand deposit Accounts will receive an earnings allowance, and your checking with interest Accounts will earn interest. For both Accounts, BNY Mellon will use the combined balance of the two subaccounts of each Account to determine the investable balances and calculate the earnings allowance and interest of the respective Accounts. The investable balance calculation assumes that the Federal Reserve Board’s reserve requirement applicable to the Account applies to funds in both subaccounts.

Although Federal Reserve regulations provide BNY Mellon the right to require seven (7) days prior written notice in advance of withdrawals from the money market subaccount, it neither currently does exercise this right nor anticipates exercising this right in the future. However, if BNY Mellon determines it must exercise this right, it will immediately close your money market subaccount and automatically transfer the existing balances into your respective demand deposit and checking with interest subaccounts of each Account. BNY Mellon will make any such account closing in a manner that will avoid any interruption with your Account access.

3.             Money Market Deposit Account

You may make no more than six (6) limited transfers per month from your money market Account. This monthly transfer limit applies to the following types of transfers referred to as “limited transfers”: (a) telephone transfers, (b) transfers made from a money market Account at predetermined times or on fixed schedules, or (c) items made payable to, cashed, or received by anyone other than you or BNY Mellon (third party checks). This limit does not apply to withdrawals at one of BNY Mellon’s branch offices or withdrawals at automated teller machines. BNY Mellon reserves the right not to pay limited transfers that exceed this limit. It may also stop you from making transfers from a money market Account if you exceed this limit, convert the money market Account to a checking with interest Account, or close the money market Account.

4.             Compliance with State Laws for Inactive Accounts

As required by state Laws, BNY Mellon may transfer funds in your Account(s) to the appropriate state if no activity occurs in the Account within the time-period specified by state Law. BNY Mellon will have no liability for any Available Funds transferred in accordance with such Laws.

5.             Regulation E

Regulation E, issued by the Board of Governors of the Federal Reserve System, governs certain transactions involving consumer accounts utilizing an electronic access device. You represent and warrant to BNY Mellon that you comply and will continue to comply with all applicable requirements of Regulation E as amended from time to time to the extent that they may apply to the services that you provide to your customers.

6.             ERISA Plans

You agree to notify BNY Mellon if you are, or in the future are, designated as a retirement plan governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA). In such case, you agree to provide BNY Mellon with additional information that it may reasonably request.

7.             Nacha Rules

BNY Mellon follows the Nacha Rules and incorporates them by reference herein. You agree to keep a current copy of the Nacha Rules and to follow them as applicable to the Treasury Services you utilize, including by providing all necessary notices and by obtaining and retaining all necessary authorizations, consents, pre-approvals, etc. Upon BNY Mellon’s request, you will provide it with any required notices, authorizations, consents, or pre-approvals.

8.             Your Compliance with Disclosure Obligations

You have the sole responsibility for complying with disclosure obligations to your clients under the Law and as a best practice in relation to the existence of any referral fee or similar arrangements with respect to Treasury Services provided under these Terms and Conditions. The specific terms of any such arrangement may require a supplement or separate written agreement.

General Terms and Conditions

1.             Your Accounts and Direct Liability for Indebtedness

BNY Mellon may accommodate and provide your Affiliates with its Treasury Services if you have the requisite authority to contract on behalf of your Affiliate(s). When you initiate services for your Affiliates, you represent and warrant to BNY Mellon that you have such authority, and you and each of your Affiliates have joint and several liability to BNY Mellon for any Indebtedness. BNY Mellon will not apply any balances from an Account that you hold on behalf of your clients provided you inform BNY Mellon of such Accounts.

In opening an Account, you warrant that you have the authority to grant BNY Mellon a security interest in any balance in the Account to secure the payment of your current or future Indebtedness to BNY Mellon regardless of cause. BNY Mellon may offset any such balance against any such Indebtedness even if the Indebtedness arises from the operation of an Account other than the one debited. For example, BNY Mellon may charge one of the Accounts in your affiliated account relationship if another has insufficient funds. Once its right to offset arises, BNY Mellon may initiate any administrative actions to offset the Indebtedness without regard to the order in which it processes transactions through the Account and the impact those actions may have on Available Funds. BNY Mellon may also apply any balance in an Account reported on the summary portion of your account analysis statement to any overdraft in any other Account also reported on that summary statement. Accounts reported in this manner are Accounts that have service charges and earnings allowances.

2.             Advices and Account Statements

An advice alerts you to specific transactions pending or in process to or from your Account, and BNY Mellon makes them available only through the Electronic Banking Service. If you believe that an advice shows an error, discrepancy, or irregularity within your Account, you must call BNY Mellon within the earlier of one (1) Banking Day of learning of the error or within two (2) Banking Days after the advice became available to you.

BNY Mellon offers two forms of account statements: (a) monthly account statements detailing all transfers to or from your Account during a given month and (b) daily account statements detailing all transfers to or from your Account made on a given day. BNY Mellon makes the monthly account statement available to you by mail or through the Electronic Banking Service, and it makes the daily account statement available only through the Electronic Banking Service. BNY Mellon will send your monthly account statements by mail to your latest address shown on its records. Whether you receive a daily or monthly account statement, you must review each account statement for accuracy. If you believe that any account statement contains an error, discrepancy, or irregularity, you must call or notify BNY Mellon in writing sent to the address on your account statement within thirty (30) days after the date the statement became available to you by mail or through the Electronic Banking Service.

If you do not provide BNY Mellon the requisite notice of an error, discrepancy, or irregularity in either an advice or account statement, it will consider the advice or account statement correct, preclude you from asserting the error, discrepancy, or irregularity against BNY Mellon, and have no further liability to you in connection with such advice or account statement. In addition, if you learn of any erroneous funds transfers involving your Account before receiving an advice or account statement reflecting such erroneous transfers, you agree that you will notify BNY Mellon of such erroneous transfers within one (1) Banking Day after discovery.

3.             Deposits to and Withdrawals from Your Account

BNY Mellon will credit your Accounts in accordance with the deposit of items, incoming wire transfers, ACH Credit Entries, and other credits, and it will debit your Accounts in accordance with withdrawals of checks, account adjustments, wire transfers, ACH Debit Entries, and other debits. BNY Mellon accepts all deposits subject to its verification and final inspection. BNY Mellon may accept for deposit to your Account all items made payable or endorsed to you as an individual payee or joint payee regardless of whether those items bear your endorsement, subject to verification and final inspection. You guarantee BNY Mellon of the payment of all such deposited items.

Unless BNY Mellon specifically agrees otherwise, you may not deposit substitute checks (defined under Regulation CC of the Board of Governors of the Federal Reserve System 12 CFR Part 229) to your Accounts. If you deposit a substitute check, you agree to make all representations and warranties to BNY Mellon that it would make under the Law by processing such substitute check. In addition, if you deposit a substitute check you agree to hold BNY Mellon harmless and indemnify it from any indebtedness, liabilities, losses, claims, or damages, including reasonable attorneys’ fees, it incurs because of processing such substitute check.

BNY Mellon reserves the right to refuse, limit, or return all or any part of a deposit to your Account without prior notice. If it makes this decision, BNY Mellon will send notice by the next Banking Day after it receives the item.

BNY Mellon may limit the aggregate dollar amount disbursed from or collected in your Account on one or more Banking Days. When you direct BNY Mellon to collect and disburse from your Account, it reserves the right, without notice, to restrict all or part of the disbursement until it receives final payment of the collected amounts. Furthermore, when you direct BNY Mellon to disburse from your Account, it reserves the right, with or without notice, to require that you have sufficient

Available Funds deposited in your Account before it makes a disbursement. If you overdraw any of your Accounts for any reason, you must immediately deposit Available Funds to the applicable Account for the overdraft as soon as BNY Mellon notifies you or you become aware of the overdraft.

BNY Mellon will consider any transaction received on any Banking Day after an applicable cut-off time to have occurred on the next Banking Day. You should refer to BNY Mellon’s Corporate Funds Availability Policy Disclosure for more information. BNY Mellon may debit your Account for an item presented on the Business Day by electronic or other means, or at an earlier date, if it receives notification from another financial institution that it has received a deposit for collection of the item drawn on your Account. BNY Mellon may dishonor an item for insufficiency of Available Funds by making a determination of your Account balance at any time between the time it receives an item and the time it returns the item or gives notice in lieu of return, and it needs to make no more than one such determination.

4.             Incoming Wire Transfer Entries

Your Account may receive a credit through an incoming wire transfer. You waive your right to receive notice of the receipt of an incoming wire transfer unless you contract with BNY Mellon to provide such notice during your set-up process. An Authorized Individual may instruct BNY Mellon about incoming wire transfers. Those instructions may include a return of payment and debit of the Account for the transfer amount or authorize BNY Mellon to convert a payment from a foreign currency into US dollars.

5.             ACH Credit and Debit Entries

Another party may credit your Account by issuing an ACH Credit Entry or debit your Account by issuing an ACH Debit Entry. An ACH Credit Entry will remain provisional until BNY Mellon receives final settlement. If it does not receive final settlement or payment for any of these credits BNY Mellon will charge the amount of any credit for which it did not receive final settlement or payment against the Account pursuant to, and consistent with, Section 1 above. BNY Mellon will report these entries on the Electronic Banking Service, as applicable, or as part of the Account statement.

You may choose to utilize the ACH Payment Approval Service, which allows you to instruct BNY Mellon to attempt to return certain ACH Debit and Credit Entries if the request complies with Nacha Rules. You may also use the ACH Payment Approval Service to block all ACH Debit and Credits Entries to the Account. If instructed to block the Account, BNY Mellon will attempt to return all applicable ACH Debit and Credit Entries received for the Account to the originating bank. Utilization of this Treasury Service requires completion of the applicable Set-up Form, and BNY Mellon requires reasonable notice to implement such instructions.

6.             Insufficient Funds, Returned Items, and Overdrafts

Unless otherwise specifically agreed to by both parties, by providing Treasury Services to you BNY Mellon does not imply or infer an extension of credit or a commitment to extend credit to you. An order to transfer funds may take the form of an item drawn on an Account, a withdrawal, a charge deducted from the Account, a wire transfer, an ACH Debit Entry, a transfer or payment made through a Treasury Service, or some other type of transaction. If an order exceeds your Account’s Available Funds balance, BNY Mellon may choose to either refuse to make the transfer or make the transfer and overdraw your Account.

While BNY Mellon may make efforts to apply Available Funds to individual items, it cannot warrant the order in which it may do so. Neither can BNY Mellon warrant that it will apply all Available Funds in such a situation. BNY Mellon reserves the right to reject the entire file, if you have authorized an ACH file containing individual Payment Orders and the Account has insufficient funds.

BNY Mellon may deduct the amount of an item deposited to an Account from your Account Balance if it receives notice for non-payment of the item. You agree that BNY Mellon can notify you of the return as part of the account statement or other mutually agreed upon communication method.

BNY Mellon reserves the right to charge your Account if it receives a dishonored, returned, or unpaid item even if it has not sent you notice of the dishonor, return, or nonpayment. BNY Mellon also reserves the right to charge an unpaid item against your Account even if it could have made a claim for reimbursement on the item from another bank. BNY Mellon may charge an item against the Account even if the charge results in an overdraft. You will be responsible for any fees assessed for the overdraft.

BNY Mellon may incur losses or expenses due to a delay in returning an unpaid item if the item’s endorsement is obscured by other material on the back of the item. If BNY Mellon receives an item issued with material (i.e., a carbon band) on the back, you agree to indemnify BNY Mellon against any such losses and expenses including any finance charges, legal fees, and court costs it may incur as a result.

7.             Post-Dated, Stale-Dated, and Conditional Items

BNY Mellon uses commercially reasonable efforts and highly automated services to process items. However, BNY Mellon may pay any item drawn on an Account even if: (a) the item is dated after the date it pays it; (b) the item is presented to it for payment more than six (6) months after its date; (c) a stop payment previously requested has expired; (d) the item contains language purporting to make it void before the time of payment; or (e) the item contains language purporting to establish conditions for payment.

8.             Stop Payment Requests

You may place a stop payment on items drawn on your Accounts by: (a) calling BNY Mellon’s Stop Payment Unit, (b) making the request and confirming it in writing, (c) using the Electronic Banking Service, or (d) any other mutually agreed upon communication. BNY Mellon will accept a stop payment request or a request to remove a stop payment order from a person not otherwise authorized to sign items drawn on the Account. However, for any stop payment request BNY Mellon must receive the complete and accurate account number, serial number (as it appears on the item’s MICR line), date, the name of the payee, and the amount of the item. BNY Mellon maintains various cut off times depending on the service or method of communication for receiving stop payment requests. The time allowed to make stop payment requests cannot extend beyond the time BNY Mellon has under applicable Law to return the item or give notice of its dishonor or nonpayment. BNY Mellon must receive stop payment orders before it makes payment on the item, and it requires reasonable notice to make any stop payment request effective. If you use the Electronic Banking Service or CPU-to-CPU transmission to request a stop payment on a Banking Day before the applicable cut off time, BNY Mellon can give effect to it the same Banking Day. For other stop payment requests received after the applicable cut off time, BNY Mellon requires a reasonable notice to act on such a request.

9.             Rejection or Delay of a Payment Order or Debit Entry

BNY Mellon generally notifies you through the Electronic Banking Service or other mutually agreed upon communication method of any rejection or delay in processing a Payment Order or ACH Debit Entry. It will notify you no later than the first Banking Day following the Banking Day BNY Mellon would have otherwise transmitted it to the wire transfer network or ACH system or its effective entry date in the case of an On-Us Entry. BNY Mellon has no liability to you because of such rejection or delay or that it did not receive notice at an earlier time.

10.          Interest Rates

BNY Mellon may pay interest on your Account credit balances in certain locations (as separately notified to you or agreed with you in writing) at a rate BNY Mellon determines from time to time unless otherwise agreed in writing. You may owe BNY Mellon interest on Account overdrafts at a rate it determines from time to time. BNY Mellon will provide you with the rates upon request.

BNY Mellon may apply a charge to any of your Accounts or balances with BNY Mellon if (a) any recognized overnight benchmark rate or any official overnight interest rate set by a central bank or other monetary authority is negative or zero; or (b) any market counterpart or other institution applies a negative interest rate or any related charge to any account or balance of BNY Mellon or its affiliates or to any Account or balance opened for you by BNY Mellon; (c) a negative spread is applied to any recognized overnight benchmark rate or any official overnight interest rate set by any applicable central bank or other monetary authority, so that the resulting rate is negative or zero; or (d) the combination of the applicable recognized overnight benchmark rate or any official overnight interest rate set by a central bank or other monetary authority (where positive) and any charge applied by or to BNY Mellon or its affiliates over relevant balances results in a negative rate. BNY Mellon will provide prompt written notice of the application of any such charges and of the methodology by which they are applied. You acknowledge and agree that the application of a charge by BNY Mellon, including as referred to above, may cause the effective interest rate applicable to an Account or balance to be negative, notwithstanding that one or more of the rates set by third parties specified in (a), (b), (c), or (d) above may be zero or above.

11.          Fees

The Fee Scheduled reflecting the agreed upon fee structure is incorporated by reference herein. Your Account analysis statement shows the monthly fees BNY Mellon charges you for Treasury Services. If it changes the fees, BNY Mellon will notify you at least thirty (30) days before the change provided that such change aligns with any negotiated terms in your Fee Schedule. BNY Mellon will debit your Account for the fees due, or if it agrees to provide an invoice for the fees then you will make payment within thirty (30) days after the invoice billing date. If BNY Mellon does not receive payment within that time, it reserves the right to debit your Account for fees due and impose late fees for untimely payment. If you receive earnings credits on balances in one or more of your Accounts, you may have a credit against fees based on the amount of the balances in your Accounts. BNY Mellon will conduct a monthly analysis of your eligible Accounts to determine whether the collective balances in your Accounts will cover your Account fees for that month. If the earnings credits on the Accounts do not sufficiently offset the fees accrued in any given month, BNY Mellon will automatically debit your Account for any shortfall between the earnings credit and the fees due for that month. You will pay all taxes that may apply to you for receiving the Treasury Services except those taxes assessed against BNY Mellon for performing its obligations under these Terms and Conditions.

12.          Authorized Individuals and Actions

Depending on the types of Treasury Services you choose, you must designate one or more Authorized Individuals on the Set-up Forms that BNY Mellon provides. If you wish to change any information on a Set-up Form or make changes to

Authorized Individuals contact BNY Mellon for the appropriate Set-up Forms. BNY Mellon requires reasonable notice to process all changes. You represent and warrant to BNY Mellon that it may rely on purported acts authorized by those people you have designated on the Set-up Forms and the acts authorized by people you previously authorized whose authorization you have not revoked.

If you authorize actions such as the payment of checks by Facsimile Signature, BNY Mellon may rely on a Facsimile Signature that resembles the signature specimen you gave to BNY Mellon and appears made through an authorized medium, regardless of how the item received the Facsimile Signature. BNY Mellon may rely on those Facsimile Signatures placed on items without your knowledge or consent, and it may pay items bearing a Facsimile Signature, regardless of who drew or paid the item. You assume full responsibility for all payments made by BNY Mellon according to its Standard of Care over any Facsimile Signature resembling an appropriate specimen Facsimile Signature without regard to color variation. BNY Mellon may pay any item drawn on any Account(s) and purportedly signed by the appropriate Authorized Individual(s) regardless of who drew or paid the item. If you authorize actions by any other form of communication such as telephone, in person, electronically, or, if an applicable security procedure calls for authorization by any form of communication, BNY Mellon can rely on individuals identifying themselves by the designated form of communication as Authorized Individuals.

You represent and warrant that you and all Authorized Individuals will use your Accounts and the Treasury Services only for lawful purposes and in compliance with the Laws. You will also provide BNY Mellon with any documentation and information it may occasionally request to ensure such compliance.

13.          Your Use of an Agent

You may permit an Agent to access and use the Electronic Banking Service, receive Data Exchange Services reporting, and receive Data Translation reporting on your behalf with BNY Mellon’s prior approval. BNY Mellon reserves the right to prohibit your use of any Agent for any reason. BNY Mellon will require your Agent to execute BNY Mellon’s Agent Terms & Conditions prior to access. You will complete an Authorization and Waiver form confirming your acceptance that you have full responsibility for any act or omission of your Agent in the same manner and to the same extent as if you acted yourself.

You may provide your Agent with a copy of any materials that BNY Mellon provided to you under these Terms and Conditions if your Agent requires such copies to access the Electronic Banking Service with your advance written notice to BNY Mellon. Once you terminate any Agent’s services, you will promptly terminate your Agent’s access to the Electronic Banking Service and retrieve from your Agent any copies of BNY Mellon’s materials in the Agent’s possession in any format and destroy them. BNY Mellon will make available schedules for information availability and processing as it adopts and amends them from time to time and relies upon the accuracy and adequacy of the data you give it on the Electronic Banking Service. You may not permit the use of the Electronic Banking Service for the benefit of any third party without BNY Mellon’s express written permission.

BNY Mellon may need to exchange SWIFT key information with your Agent where BNY Mellon does not have existing SWIFT connectivity, BNY Mellon will have no liability for any delay this causes to any implementation process.

14.          Confidentiality and Privacy of Information

The Treasury Services, the technologies and methodologies used, these Terms and Conditions, and pricing of Treasury Services are confidential and proprietary to BNY Mellon. You hereby acknowledge the confidential and proprietary nature of the above information and agree not to disclose any such information to any third party without BNY Mellon’s prior written approval.

Each party agrees to: (a) hold the other party’s Confidential Information in strictest confidence; (b) not to make use of it except in connection with the performance of these Terms and Conditions; (c) not to duplicate or incorporate the Confidential Information into its own records or databases other than as necessary to provide or receive the Treasury Services or for regulatory requirements; and (d) not release or disclose any Confidential Information to any other party. However, each party may release or disclose Confidential Information to the party’s Affiliates, employees, agents, consultants, auditors, attorneys, and other professionals who need to know the Confidential Information in order to perform their duties and prospective assignees, transferees, or other successors to the rights of the parties, provided that such receiving third parties agree in advance to hold such Confidential Information in strictest confidence consistent with this Confidentiality provision. You may not copy or modify any software, hardware, documentation, or security procedures related to the Treasury Services, and you will prohibit the use of the Treasury Services for any purpose other than that stated in these Terms and Conditions including for the use of third parties.

Other than Personal Data, Confidential Information excludes information which: (a) the receiving party already has in its possession without knowledge that such information is subject to another confidentiality agreement or other obligation of secrecy with the disclosing party or any other party; (b) becomes generally available to the public other than as a result of a disclosure by the receiving party or by its directors, officers, employees, agents, or advisors; (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, and it has no knowledge that such source is bound by a confidentiality agreement or other obligation of secrecy to the disclosing party or any other party; or (d) the receiving party develops without use of the Confidential Information.

Without violating the provisions above, either party may disclose Confidential Information pursuant to a requirement or request of a governmental agency, pursuant to a court order or an administrative subpoena or other legal or administrative process or requirement of Law, or in defense of any claims or causes of action asserted by the disclosing party; provided, however, that prior to disclosing the Confidential Information the disclosing party will if permitted by Law (a) first notify the other party of the request, requirement, or use in defense of a claim, unless the Law or court order prohibits it and (b) attempt to obtain the consent of the non-disclosing party to the disclosure of the Confidential Information. In the event the non-disclosing party does not consent to disclosure, the disclosing party agrees that the non-disclosing party will have the right to pursue a protective order, motion to quash, or other similar procedural step in order to try to prevent the production or publication of the specific Confidential Information. These Terms and Conditions neither require nor infer the requirement for either party to fail to comply with a subpoena, court or administrative order, regulatory request, or other process or legal requirement on a timely basis.

A party satisfies its obligation to protect Confidential Information if such party utilizes the same control (but no more than commercially reasonable control) that it employs to avoid disclosure of its own confidential and valuable information. The parties will have appropriate policies and procedures in effect designed to (a) ensure the security and confidentiality of the Confidential Information, (b) protect against any anticipated threats or hazards to the security or integrity of the Confidential Information, and (c) protect against unauthorized access to or use of the Confidential Information that could result in harm or inconvenience to either party. Such measures include, as appropriate, the establishment and maintenance of policies, procedures, and technical, physical, and administrative safeguards.

Any breach of this Confidentiality provision may result in immediate and irreparable harm to the other party. In the event of a breach of this Confidentiality provision, the non-breaching party may seek specific performance, including the right to seek preliminary and permanent injunctive relief against the breaching party, in addition to any other remedies available at law or in equity.

Upon request, each party will return or destroy, to the extent technologically practical, all Confidential Information received under these Terms and Conditions. However, either party may retain copies of Confidential Information in order to comply with applicable Law, or as it may need for audit or record retention purposes; provided, however, that such Confidential Information shall remain subject to the confidentiality provisions of these Terms and Conditions while so retained.

BNY Mellon has implemented processes and procedures designed to ensure that the information and images delivered to you do not contain information or images relating to an account of another client. Notwithstanding these processes and procedures, if you receive or access information or images relating to one of BNY Mellon’s other clients, you agree that you will (a) keep that information and/or images confidential and not display or make available such information or images to any other person or entity except BNY Mellon; (b) promptly upon discovering that you have access, inform BNY Mellon that you can access and view information and images unrelated to your Account; (c) upon BNY Mellon’s request, return such information to BNY Mellon on the media by which it provided it to you or make that media available for retrieval by BNY Mellon; and (d) destroy any record, copy, or file containing the information and image as BNY Mellon may request.

By opening an Account with BNY Mellon, you authorize it to make inquiries to reporting agencies and financial institutions to obtain and verify information concerning your Account experience. You also authorize BNY Mellon to share information concerning the Accounts with its Affiliates and their agents and others requesting that BNY Mellon verify the existence and nature of your Accounts and experience concerning the management of your Accounts on a “need to know” basis.

In the course of providing these Treasury Services or for regulatory requirements, you understand and agree that BNY Mellon may disseminate Confidential Information within its global financial organization, including Affiliates or unaffiliated service providers. You further understand and agree that, in the course of providing these Treasury Services, BNY Mellon may centralize in one or more Affiliates or unaffiliated service providers certain activities, including audit, accounting, administration, risk management, legal, compliance, relationship management, and the storage, maintenance, aggregation, processing and analysis of Confidential Information. You hereby consent and authorize such disclosure and use pursuant hereto, including to governmental and regulatory authorities in jurisdictions where BNY Mellon operates or as otherwise required by Law and to unaffiliated service providers who are required to maintain the confidentiality of such information. To the extent that Confidential Information includes personal data protected by privacy and data protection Law applicable to you, you represent and warrant that you are authorized to provide the foregoing consents and authorizations, and that the disclosure to BNY Mellon will comply with such applicable privacy and data protection Law.

15.          User Authentication and Authentication Methods

If you use a user-ID, password, personal identification number (PIN), security identification device, authentication control, or challenge question (“Authentication Methods”) in connection with any Treasury Services, you must follow the security procedures BNY Mellon establishes in connection with all electronically issued Payment Orders and comply with the procedures used to protect the integrity of your Account information, including your assigned Authentication Method. You must use any Authentication Method issued to you by BNY Mellon in accordance with the terms and instructions governing the Authentication Method’s use and promptly notify BNY Mellon of the loss, theft, misappropriation, or unauthorized use of the Authentication Method by following the specific notification procedure instructions provided by BNY Mellon from time to time.

BNY Mellon follows established security procedures to determine the authenticity of all Payment Orders, including the use of Authentication Methods as previously described. While BNY Mellon relies on its security procedures to determine the received Payment Order’s authenticity, BNY Mellon does not follow such security procedures for detecting errors contained in the file or Payment Order. Therefore, BNY Mellon may act and rely on any instruction or other communication that BNY Mellon receives in accordance with the security procedures established hereunder, and it imposes no duty or obligation on BNY Mellon if the security procedures have the unintended consequence of detecting a mistake. When you initiate Payment Orders, you must select an Authentication Method for BNY Mellon to use to verify that you authorized the Payment Order and it came from you. During your Onboarding experience BNY Mellon will provide you with a list of available Authentication Methods and indicate the one(s) BNY Mellon recommends as commercially reasonable. BNY Mellon may withdraw its recommendations or recommend additional commercially reasonable Authentication Methods from time to time with notice to you. If BNY Mellon changes recommendations, BNY Mellon will make every effort to give you thirty (30) days to reassess your Authentication Method. You must determine and establish that you select a commercially reasonable Authentication Method for the nature of your business and the volume of your business transactions. BNY Mellon may accept any instruction or command whether or not you authorized it if BNY Mellon receives the instruction or command in your name, and it accepts it in good faith in accordance with the Authentication Method you selected and these Terms and Conditions. You agree that you will notify BNY Mellon promptly upon learning of any compromise of security relating to any Treasury Service, its website, any direct transmission made between the two parties, or any media BNY Mellon delivers to you.

BNY Mellon may recommend general security procedures with respect to the Treasury Services. However, BNY Mellon does not guarantee that any particular security procedure or Authentication Method is completely safe, and BNY Mellon has no obligation to make any security recommendations or further instruct you regarding security or the way you use the Treasury Services, however accessed, within your business.

BNY Mellon uses reasonable security technologies to protect confidential information. However, the security of this information depends in part on the security of the computer you use to communicate with BNY Mellon, the security you use to protect the Authentication Method, and the security provided by your Internet service provider. BNY Mellon has no responsibility for the security of your Internet access services provider, and you should review the security and privacy policies of your Internet service provider carefully. Information that your users obtain from the Treasury Services may be stored on your user’s computers during their sessions for their convenience. If others have access to your user’s computer or your user’s Authentication Method, the others may have access to this information. If any module within the Electronic Banking Service requires a password, your user should log off when finished viewing information, or when leaving their computer. BNY Mellon has no responsibility for the security or privacy of information communicated to or from such a computer.

BNY Mellon may cancel any Authentication Method if, in its sole discretion, BNY Mellon has reason to suspect improper use. Prior to cancellation of an Authentication Method, BNY Mellon shall confer with you, unless impracticable or imprudent to do so. BNY Mellon shall have no liability for any damages arising out of or relating to any such cancellation. BNY Mellon has the right to stop your use of an Authentication Method on reasonable grounds related to the security of the Authentication Method or the suspicion of the Authentication Method’s unauthorized or fraudulent use. If BNY Mellon exercises this right, it will inform you before BNY Mellon does so, or if unable to do so, immediately after, unless notifying you would compromise reasonable security measures or be unlawful. In either case, BNY Mellon will inform you in the way BNY Mellon considers most appropriate in the circumstances.

16.          Information Security

BNY Mellon has implemented and maintains an appropriate information security program (“Information Security Program”) with written policies and procedures designed to protect the confidentiality and integrity of your sensitive information, including non-public personal information as defined under the Gramm-Leach-Bliley Act (NPPI) of your customers. The Information Security Program contains administrative, technical, and physical safeguards, appropriate for the type of information concerned, and designed to protect: (a) the security and confidentiality of such information; (b) against any anticipated threats or hazards to the security or integrity of such information; (c) against unauthorized access to or use of such information that could result in substantial harm or inconvenience to you or your customers; and (d) appropriate disposal of such information.

Regarding security incidents, “Security Incident” means any known (a) privacy breach of NPPI of your customers information (“Customer Information”), that would require notification to affected individuals under the Law or regulatory guidelines, or (b) loss of or unauthorized disclosure, alteration, or destruction of your Account holdings or transaction information. BNY Mellon shall notify you promptly upon confirmation of a Security Incident involving your data including the relevant facts known at the time. BNY Mellon will keep you informed as to the progress of its investigation and response. In the event of a Security Incident, BNY Mellon shall also (a) conduct a root cause analysis of the reasons for and circumstances of such Security Incident, the findings of which will be confidential to BNY Mellon, and (b) use commercially reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

BNY Mellon will endeavor to comply with banking industry standards for information security like those set forth in ISO 27001-002 published by the International Organization for Standardization and the assessment objectives and controls set forth in Special Publications 800-53-A and 800-53, respectively, published by the National Institute of Standards and Technology, as well as any revisions, versions, or other standards or objectives that supersede or replace the foregoing that BNY Mellon deems to be applicable to Treasury Services.

17.          Customer Right to Access

Upon reasonable request, BNY Mellon will (a) provide you with BNY Mellon’s latest SOC 1 Type II or equivalent control audit reports as prepared by its external auditors, which you may disclose to your external auditors provided such external auditors are required to maintain the confidentiality of the document and any other information provided and (b) participate in your reasonable due diligence (information security questionnaire) process no more than once in a rolling twelve (12) month period.

18.          Financial Information

For non-publicly traded entities, BNY Mellon may require submission of financial statements, other financial related information, and credit approval satisfactory to BNY Mellon before providing or continuing to provide services.

19.          Taxpayer Identification Numbers and Foreign Depositors

Regardless of your entity’s legal status, you must provide BNY Mellon with the applicable Taxpayer Identification Number and certify your reporting status by providing a completed IRS Form for each entity holding your Account(s). If you are a US entity, you must provide a completed IRS Form W9, or if you are a foreign entity, you must provide a completed IRS Form W8. If you fail to provide BNY Mellon with a properly completed and signed IRS Form, the Law requires BNY Mellon to withhold United States Income Tax at the then current rate from all interest paid or credited to your Account. You should refer to the applicable instructions for completing IRS Form W8 or W9 as applicable and for any exceptions to these rules.

20.          Assignment

These Terms and Conditions shall benefit and bind your successors and permitted assigns. You may not assign these Terms and Conditions, your Account(s), or your access to Treasury Services without BNY Mellon’s prior written consent, which it will reasonably provide. Either party may assign these Terms and Conditions without first obtaining consent to such party’s successor in interest in the event of a corporate reorganization, merger or acquisition of all or substantially all of a party’s assets, and to the extent permissible by Law. You cannot pledge your Account(s) as collateral for a loan without BNY Mellon’s prior written consent. BNY Mellon may designate or contract with any Affiliate or independent third party to provide Treasury Services under these Terms and Conditions without giving you notice.

21.          Subcontracting and Offshoring

As of the Effective Date of these Terms and Conditions, BNY Mellon stores all Confidential Information on servers located within the United States. Should BNY Mellon move the servers to offshore facilities, it will provide reasonable prior notice to you.

BNY Mellon may use an un-affiliated third party (“Subcontractor”) located in the United States to provide any of the Treasury Services discussed in these Terms and Conditions (“Subcontracting”) upon prior written notice to you. BNY Mellon may also provide any of the Treasury Services discussed in these Terms and Conditions from a location maintained by BNY Mellon or a Subcontractor outside the United States (“Offshoring”) upon prior written notice to you. Once BNY Mellon provides you with prompt notice of Subcontracting or Offshoring, you may disagree with the use of the Subcontractor or location, and you may cancel your use of the Treasury Services with thirty (30) days’ written notice from an Authorized Individual. Upon request and if feasible, BNY Mellon may continue to provide the subcontracted or offshored Treasury Services using US based BNY Mellon employees until the specified termination date, but additional fees may apply. If BNY Mellon cannot provide the subcontracted or offshored Treasury Services using US based BNY Mellon employees, it will provide the Treasury Services with a new Subcontractor or at the new location until the termination date.

BNY Mellon will provide you with information regarding Subcontracting or Offshoring upon your request, including the Subcontractors used, the Offshoring location, and the Treasury Services involved. BNY Mellon may elect to modify existing Subcontractor or Offshoring arrangements or engage in additional Subcontractor or Offshoring arrangements with notice to you. All Treasury Services provided by a Subcontractor shall conform to the requirements of these Terms and Conditions and BNY Mellon shall be liable if the Subcontractor fails to meet the stated Standard of Care in performing Treasury Services. BNY Mellon shall perform due diligence reviews on all Subcontractors and locations that perform Treasury Services, and it will make summary results of the review available to you upon request.

BNY Mellon reserves the right to have your Confidential Information remotely provided to and accessed by, Subcontractors and/or employees, some of whom may be outside the United States, for the sole purpose of performing Treasury Services for its clients, provided, however, that BNY Mellon will have in place reasonable controls to prevent such Subcontractors and/or employees located outside of the United States from downloading or storing your Confidential Information. In the event BNY Mellon discovers that your Confidential Information has been downloaded or stored outside of the United States,

BNY Mellon will: (1) notify you of the same; and (2) promptly delete such Confidential Information from such non-United States device or storage location.

22.          Notices

Unless otherwise specifically provided in these Terms and Conditions, the parties will consider all notices permitted or required by these Terms and Conditions as effective upon receipt and will send such notices either in writing by personal delivery; by registered or certified mail (return receipt requested); by a nationally recognized courier service; by electronic mail, or the Electronic Banking Service; or by other communication mutually agreed upon method. You may designate an address for receipt of notices by official letter. Each party may rely upon the other party’s current address for notice until it receives a written notification of change, and the receiving party has had a reasonable time within which to amend its records accordingly. If the parties agree upon oral notice for a specific aspect of a Treasury Service or with respect to a matter arising under these Terms and Conditions, the party providing oral notice must confirm it in writing subject to the provisions above. The parties agree that general operational communications may be transmitted via electronic mail between the parties’ authorized business contacts.

23.          Limited Liability, Indemnification, and Waiver of Warranties

BNY Mellon is only liable for your actual damages directly caused by its failure to provide Treasury Services in accordance with its Standard of Care. Neither party has any liability for any indirect, special, incidental (except as may be required by Law), consequential or punitive damages, or attorneys’ fees. BNY Mellon has no liability for its failure to act sooner than required by these Terms and Conditions or Law. In instances in which BNY Mellon has discretion not to act and such inaction does not violate its Standard of Care, BNY Mellon has no liability for choosing to exercise such discretion. BNY Mellon has no responsibility for your acts or omissions or those of any other person (including any Federal Reserve Bank, transmission or communications facility, any receiver or receiving depository financial institution, or any bank you use), and no such person shall be considered its agent.

In providing Treasury Services BNY Mellon relies on your representations and warranties, and your performance of your duties under these Terms and Conditions. You agree to indemnify and hold BNY Mellon harmless from any and all liabilities, losses, claims or damages, including reasonable attorneys’ fees, BNY Mellon incurs if: (a) you make a false representation or breach a warranty; (b) you fail to perform your obligations under these Terms and Conditions and the Law; or (c) BNY Mellon provides Treasury Services to you according to its Standard of Care. You release BNY Mellon from any claims arising, directly or indirectly, from its compliance with these Terms and Conditions, including its exercise of rights under these Terms and Conditions or the Law except to the extent that such claims result from BNY Mellon’s failure to meet its Standard of Care.

You will be liable to BNY Mellon for any actions or inactions you or someone on your behalf takes with respect to the Treasury Services or the Account(s). You will also be liable for any third party you engage to act on your behalf with respect to any Treasury Service or Account(s) without regard to whether you had advanced knowledge of or authorized your third party’s specific actions or inactions. Your liability also applies to the Confidentiality provisions in these Terms and Conditions.

BNY Mellon incurs no liability in connection with any Payment Order that it executes except if it fails to transfer funds made in accordance with your instructions, received pursuant to and consistent with, these Terms and Conditions, or if it acts on a Payment Order that does not comply with an authorized Payment Order or is otherwise unenforceable against you. This liability only applies if you have complied with the appropriate provisions herein. BNY Mellon limits its liability to the restoration of the principal amount mis-transferred and the compensation for the loss of the use of the mis-transferred funds or the funds that it did not transfer if and to the extent required by Law for the mis-transferred or non-transferred funds. BNY Mellon will calculate the compensation for the loss of use as equal to the lesser of (a) your actual pecuniary loss of use of the non-transferred or mis-transferred funds and (b) interest, at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York’s daily determinations of the effective rate for federal funds for the period during which you have lost use of such funds.

If BNY Mellon meets its Standard of Care with respect to drafts it issues, BNY Mellon’s liability to you for any losses, damages, injuries, claims, costs, or expenses arising out of or in connection with any draft shall not exceed the amount that BNY Mellon recovers from any third party through commercially reasonable efforts with respect to such draft.

BNY Mellon shall indemnify you and hold you harmless from and against any claim, cause of action, liability, damage, cost, or expense caused by a breach of your Confidential Information directly caused by BNY Mellon’s failure to meet its Standard of Care; provided that (a) on a per incident basis, BNY Mellon’s indemnification and hold harmless obligations under this Terms and Conditions shall be limited to an amount equal to the fees incurred by you in the twelve (12) months prior to the breach giving rise to such liability; (b) notwithstanding anything to the contrary in this Terms and Conditions, BNY Mellon’s obligations under this section shall not exceed the aggregate amount of two million dollars ($2,000,000.00) for the term of this Terms and Conditions; and (c) in no event shall BNY Mellon’s indemnification obligations under this Terms and Conditions include indemnification for (i) special, incidental, or punitive damages; (ii) any actual or perceived reputational harm; (iii) loss of business opportunities or profits; (iv) attorneys’ fees; or (v) damages stemming from your failure to comply with your independent legal obligations. This provision will survive termination of the Terms and Conditions. Sdcghould the aggregate cap be met, as tracked by BNY Mellon, the parties will meet in good faith to discuss increasing the existing aggregate cap.

BNY MELLON MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, WITH REGARD TO FITNESS OR MERCHANTABILITY FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, LACK OF VIRUSES, OR SAFETY OF INVESTMENT CHOICES WITH RESPECT TO ANY TREASURY SERVICE, DATABASE SERVICE, ELECTRONIC IMAGE, OR EQUIPMENT, AND/OR SOFTWARE EVEN IF SUCH IS SPECIFIED OR SUPPLIED BY BNY MELLON. BNY MELLON SHALL HAVE NO RESPONSIBILITY FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THE USE OF ANY TREASURY SERVICE, DATABASE SERVICE, ELECTRONIC IMAGE, OR EQUIPMENT AND/OR SOFTWARE, INCLUDING ANY NEW VERSIONS OR CUSTOMIZED VERSIONS THEREOF OR ANY SERVICES RELATED THERETO, UNLESS IT CAUSED SUCH LOSS OR DAMAGE BY FAILING TO MEET ITS STANDARD OF CARE.

EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, YOU AGREE THAT BNY MELLON PROVIDES THE ELECTRONIC BANKING SERVICE AND ANY DATABASES ACCESSED THEREIN “AS IS” AND USED AT YOUR SOLE RISK; THAT BNY MELLON IS NOT AT ANY TIME PROVIDING YOU WITH ANY INVESTMENT, LEGAL, OR TAXATION ADVICE; AND THAT BNY MELLON HAS PROVIDED YOU ACCESS TO COPIES OF REQUIRED DOCUMENTS INCLUDING PROSPECTUSES OF FUNDS YOU DESIGNATE FOR INVESTMENT.

UNDER NACHA RULES, BNY MELLON MAKES CERTAIN WARRANTIES IN PROVIDING TREASURY SERVICES TO YOU IN ACCORDANCE WITH THESE TERMS AND CONDITIONS, AND YOU AGREE TO MAKE THE SAME WARRANTIES TO BNY MELLON WHEN USING ANY TREASURY SERVICE GOVERNED BY NACHA RULES.

24.          Additional Limitations of Liability

In addition to limitations on its liability set forth in these Terms and Conditions, BNY Mellon has no liability for any loss resulting from a cause over which it does not have reasonable control as provided in section 25 below. This limitation may include failure of the Internet or mechanical equipment or communication lines; telephone or other interconnect problems; bugs, errors, configuration problems, or incompatibility of computer hardware or software; failure or unavailability of Internet access; problems with Internet providers or other equipment or services relating to your company’s computer or system; problems with intermediate or telephone service; or unauthorized access, theft, or operator errors. In addition, BNY Mellon will have no liability for any loss or damage resulting from its voluntary shutdown of the server or the Electronic Banking Service to address computer viruses, denial-of-service messages, or other similar problems. Since the Electronic Banking Service is an Internet-based or file transfer service and potentially subject to access unavailability, BNY Mellon recommends you maintain an alternative method of utilizing your Treasury Services such as initiating Payment Orders or sending your checks to BNY Mellon via Remote Check Deposit Service.

25.          Force Majeure, Acts of God

To the maximum extent permitted by Law neither party will have liability for the inability to perform, delays, interruptions of service agencies, or damages of any kind caused by acts of God, war, civil commotion, governmental action, pandemics or other recognized health threats (such as COVID-19), fire, explosions, strikes, other industrial disturbances, equipment malfunction, terrorist acts, delay by third parties (not including Subcontractors), unusually severe weather conditions, or other events or circumstances beyond either party’s reasonable control.

26.                               Intellectual Property

All intellectual property that BNY Mellon provides to you remains its exclusive property. Treasury Services are BNY Mellon’s intellectual property, and it owns all rights, title, and interest in the same or has obtained the appropriate authority to provide them. Nothing in these Terms and Conditions expressly or implicitly waives or diminishes any BNY Mellon rights, title, or interest to or in its intellectual property, trademark, service mark, trade dress, copyright, or patents related to or reflected in the information and intellectual property provided by BNY Mellon. BNY Mellon represents to you that to the best of its knowledge, it has all necessary rights and approvals to provide these Treasury Services to you and they do not infringe upon any copyright, patent, trademark, or other intellectual property rights of any third party. BNY Mellon’s sole liability to you for any demands, claims, or suits by a third party arising out of any alleged infringement of any such intellectual property or other rights shall consist of using commercially reasonable efforts to provide you with a non-infringing alternative or to obtain a license from such third party at a royalty rate that BNY Mellon deems reasonable. You agree to cease using any Treasury Service at BNY Mellon’s request if it cannot provide you with a non-infringing alternative or obtain a license at a reasonable rate.

27.          Governing Law

The Laws of the United States and the Laws of the state of New York or the state where the Account is located or where BNY Mellon provides the Treasury Service (exclusive of state rules on choice of Law) governs these Terms and Conditions.

28.          Procedure for Internal Dispute Resolution

The parties agree to resolve any disputes arising out of or relating to these Terms and Conditions as follows: (a) Each party’s relationship managers or designees will meet within five (5) Banking Days of identifying the dispute to try to resolve the dispute (“Initial Negotiation Period”). (b) If the relationship manager or designee cannot resolve the dispute within five (5) Banking Days of their meeting either party may send a written request specifying the nature of the dispute for formal resolution of the dispute to the other party. (c) Upon such written request, each party will refer the dispute to each of the senior executives authorized to settle such disputes on behalf of their respective companies (“Senior Executive”). The Senior Executives will negotiate the dispute within fifteen (15) days after expiration of the Initial Negotiation Period at a mutually agreeable time and place. (d) If the parties fail to resolve the dispute or agree upon an alternative dispute resolution process within thirty (30) days after the end of the Initial Negotiation Period either party may start litigation proceedings. This Disputes Section will not apply to disputes arising with respect to confidentiality, privacy, limitation of liability, indemnification, application for injunctive relief, or avoidance of the expiration of any applicable period of limitations. During the pendency of any dispute, hereunder and subject to your continuing to pay for Treasury Services as required hereunder BNY Mellon will continue to provide these Terms and Conditions Services in accordance with the terms of these Terms and Conditions. The Confidentiality and Privacy of Information section in these Terms and Conditions will apply to the existence and outcome of any disputes relating to these Terms and Conditions and all information disclosed by either party in relation to the resolution of disputes in accordance with these Terms and Conditions.

29.          Termination

Either party may terminate the Treasury Services on thirty (30) days’ written notice from an Authorized Individual for any reason. However, cancellation may occur immediately for cause. Upon cancellation, BNY Mellon may close your Accounts. Obligations under these Terms and Conditions to indemnify and hold harmless, and to pay amounts owed shall survive cancellation of the Treasury Services.

30.          Waivers and Amendments

Except where performance is expressly required to be performed in a certain number of days, no delay or omission by either party in exercising any rights or remedies under these Terms and Conditions will impair such right or remedy or be construed as a waiver of any such right or remedy. If a party exercises any right or remedy in whole or in part, that exercise will not prevent such party from any further or future exercise of such right or remedy, or any other right or remedy. A party must provide the other party notice in writing before any waiver is effective.

31.          Waiver of Trial by Jury

Each party hereby waives its right to trial by jury in any action arising out of or relating to these Terms and Conditions.

32.          Exporting Software

United States Law may prohibit the exportation of certain software that BNY Mellon provides you. You may not under any circumstances resell, divert, transfer, transship, or otherwise dispose of any software BNY Mellon provides in any form in or to any other country. Any software that BNY Mellon delivers to you outside the United States, it will export from the United States in accordance with the Export Administration regulations. You may not divert software contrary to United States Law. If BNY Mellon delivers software to you outside the United States, you authorize BNY Mellon to report your name and address to the United States Bureau of Export Administration and other governmental agencies requiring such information, to the extent required by Law.

33.          Licensing of Technology

You warrant and agree to use and BNY Mellon agrees to license the Treasury Services and any software, programs, applets, scripts, macros, related technology ideas, and know-how owned or licensed by BNY Mellon and used in connection with the Treasury Services at any time, including all modifications, updates, new releases, and replacements thereof (“Technology”) in accordance with these Terms and Conditions and solely for your own internal business purposes. The confidentiality provisions of these Terms and Conditions govern the Technology, and BNY Mellon retains exclusive ownership of the Technology and transfers no title to you.

34.          Limitation of Services

You will use the Treasury Services only in order to facilitate, enable, or support your delivery of services to your own customers and in no event will you use the Treasury Services in connection with any services you provide to other financial institutions or the customers of other financial institutions.

35.          Recording of Calls

You acknowledge that BNY Mellon may record transmissions by, or telephone conversations with, you, your employees, and your agents regarding these Terms and Conditions, Treasury Services, or Accounts. BNY Mellon will notify you when it records your conversations through either an automated message or verbal confirmation from its employee or agent with whom you are speaking. You agree that BNY Mellon may retain the recordings by any reasonable means. However, except as required by stated security procedures, neither you nor BNY Mellon have an obligation to record any telephone conversations or data transmissions or to retain them for any period.

36.          Compliance with Laws and Legal Requirements

You agree that each of your customers is your customer only and not a customer or joint customer with BNY Mellon. You have the responsibility to fulfill any compliance requirement or obligation with respect to each of your customers under applicable Laws and any similar state, federal or other applicable national or international anti-money laundering and counter-terrorist financing laws and regulations, including 3MLD as implemented under E.U. Member State law (each as amended or replaced from time to time) (collectively, “Anti-Money Laundering Laws”).

Without limiting any obligation imposed by applicable Law and the Anti-Money Laundering Laws, you agree that your compliance program shall include the following: (a) a know your customer (KYC) program in order to understand the identity of each of your customers, the source of wealth or income of each customer, and the expected transactional activity of each customer, (b) a customer identification program, which complies with Anti-Money Laundering Laws and all relevant industry guidelines (including, to the foregoing and as applicable, 31 C.F.R. Chapter X and the relevant Joint Money Laundering Steering Group Guidance (“ JMLSG Guidance”) as amended from time to time, that seeks to verify the identity and business of each customer, (c) a transaction surveillance and monitoring program, and (d) a policy for identifying and reporting to the appropriate national, international, federal and state law enforcement and regulatory authorities any suspicious transactions and/or activities with respect to each of your customers. BNY Mellon and its designees shall have the right to review your program for compliance with the Anti-Money Laundering Laws and relevant industry guidelines, and you shall consider making any changes to such compliance program that BNY Mellon may suggest from time to time. You agree to maintain all records relating to the implementation of the customer identification program and your compliance with the Anti-Money Laundering Laws and all relevant industry guidelines for a period of seven (7) years after the termination of these Terms and Conditions or longer if otherwise required by Law.

During the effective period of these Terms and Conditions you shall continue to maintain such anti-money laundering program and you will continue to perform the requirements of a customer identification program as described above. You agree to provide BNY Mellon prompt notice of any changes to such programs.

You shall provide BNY Mellon with a copy of any records relating to your anti-money laundering compliance program and any KYC records and/or transaction information relating to each of your customers promptly upon its reasonable request, regardless if made under USA PATRIOT Act Section 314(b). You shall obtain, prior to transacting, from each customer and maintain any consents or waivers that may be required under applicable Law in order to comply with the foregoing obligations. You shall certify to BNY Mellon as requested (not more frequently than annually) that you have implemented an anti-money laundering program and that you will perform requirements of a customer identification program as required by the Anti-Money Laundering Laws with respect to each customer.

To the extent permitted by Law, you will cooperate with BNY Mellon and provide information and assistance it reasonably requests in connection with any anti-money laundering, economic sanctions, and terrorist financing inquiries.

37.          Compliance with Sanctions Requirements

For purposes of the Section, “Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States, including OFAC; the European Union, including any national jurisdiction or member state thereof; or any other applicable authority with jurisdiction over you.

Throughout the term of these Terms and Conditions, you will implement and maintain policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to incoming or outgoing assets or transactions relating to these Terms and Conditions. You will ensure that neither you nor your Affiliates, directors, officers, or employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (a) the target of Sanctions, or (b) located, organized, or residing in a country or territory that is, or whose government is, the target of Sanctions. You will not, directly or indirectly, use the Treasury Services in any manner that would result in a violation of Sanctions by any party to these Terms and Conditions.

You will promptly provide to BNY Mellon such information as reasonably requested in connection with the matters referenced in this Section 37, including information regarding your use of the Treasury Services, any assets related to your use of the Treasury Services, the source thereof, and the identity of any individual or entity having or claiming an interest therein. BNY Mellon may decline to act or provide services pursuant to these Terms and Conditions and take such other actions as deemed necessary or advisable in its reasonable discretion in connection with the matters referenced in this Section. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by Law or official request, it will promptly inform you.

38.          Business Continuity

BNY Mellon will maintain a business continuity plan (“Business Continuity Plan”) that complies with applicable regulatory requirements. The Business Continuity Plan shall provide for planning, maintaining, and implementing commercially prudent business continuity and disaster recovery systems, resources, and operations in compliance with all federal and state laws, regulations, rules, and decrees, including procedures for the continued performance of Treasury Services and other obligations under these Terms and Conditions, including the protection of your Confidential Information consisting of both on-site and off-site business recovery procedures. BNY Mellon will test the Business Continuity Plan annually. Upon request, BNY Mellon will provide you a copy of the most current summaries of such Business Continuity Plan that it generally provides to its customers, including information describing its data center redundancy and recovery capabilities, as revised from time to time. In addition, upon your request and to the extent permitted by law, BNY Mellon will provide a summary of the results of any tests conducted of the Business Continuity Plan as it may relate to the Treasury Services. BNY Mellon’s provision of such summary will be subject to its reasonable discretion as to the appropriate degree of disclosure of specific information regarding such tests. The Business Continuity Plan provides for reasonable communication and consultation with you in the event of disaster and advance notice of relocation of the Treasury Services to an off-site facility.

39.          Validity of Provisions

Whenever possible, the parties will interpret each provision of these Terms and Conditions as valid under applicable Law. Any provision held invalid will be ineffective only to the extent of such invalidity. The rest of these Terms and Conditions will remain valid.

40.          Signatures

Any manual signature on a Set-up form related to Accounts or Treasury Services governed by these Terms and Conditions that is faxed, scanned or photocopied, and any electronic signature valid under the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001, et. seq. shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature, and the parties hereby waive any objection to the contrary.

41.          Complete Agreement

These Terms and Conditions, all Set-up Forms and instructions, Schedules, Exhibits, and pricing documents for the Treasury Services provided to you, constitute your agreement with BNY Mellon governing such Treasury Services and supersede any prior agreements or representations relating thereto.

Specific Terms and Conditions

Account Services: Multicurrency Account

BNY Mellon’s Multicurrency Account Service lets you establish Multicurrency Accounts (MCA) into which you may deposit checks or other instruments denominated in non-USD currency. BNY Mellon will follow your instructions with respect to such items as stated below.

Deposited Items

BNY Mellon will establish and maintain one or more MCAs in your name in which you may deposit cash and payment instruments in non-USD currencies acceptable to BNY Mellon. BNY Mellon will establish minimum balance requirements from time to time and disclose them to you before you open your MCA. Balance requirements may vary between US and non-US residents as determined by Law. BNY Mellon may use one or more correspondent banking institutions including those located outside the United States in connection with your deposit of non-USD currencies.

BNY Mellon has no responsibility for another bank’s negligence, failure to act, delay in presenting an item for payment, or the loss or destruction of any item and loss in transit. BNY Mellon acts as your collection agent for items it receives as not payable by BNY Mellon for the MCA. You assume all risk in BNY Mellon’s transmission of such items, and BNY Mellon may charge your MCA without notice and consistent with the General Terms and Conditions for all items credited to the MCA or cashed by BNY Mellon and not paid in full.

Written Instructions

You may withdraw funds from the MCA only by Written Instructions. BNY Mellon will not act upon your Written Instructions if withdrawal consists of uncollected funds, funds applied toward your obligations to BNY Mellon, or a court order or other legal process prohibits such withdrawal. The foreign institution that holds your funds will complete your instructions to move the funds. BNY Mellon may rely upon any Written Instruction received and reasonably believed as authorized and delivered.

Risk of Exchange Rates

You bear all risks associated with fluctuations in exchange rates affecting any currency deposited in the MCA.

No Third-Party Obligation

BNY Mellon acts solely on your behalf and establishes no contractual or service relationship between it and any other person with respect to this Treasury Service.

Account Services: Zero Balance Account

BNY Mellon provides a Zero Balance Account Service (“ZBA Service”). The ZBA Service consists of a system of accounts with multiple tiers that allows you to matrix cash you control into connected master and subaccounts. BNY Mellon refers to the interconnected group of Accounts you establish as a “ZBA System”. A two tier ZBA System consists of multiple individual Zero Balance Accounts (ZBA), which BNY Mellon sweeps Available Funds into one master control account (“Master Account”). You may also choose a three-tier system that includes the individual ZBAs, from which BNY Mellon sweeps Available Funds into an intermediate level parent account (ZBPA) and then sweeps Available Funds into the Master Account.

Service Description

BNY Mellon credits the ZBAs, or if applicable the ZBPA, for items deposited to the Accounts in accordance with its Funds Availability Schedule on each Banking Day. The Master Account will reflect your Available Funds. If BNY Mellon receives an item for deposit that does not designate a ZBA, BNY Mellon may use its discretion in choosing the appropriate one. If demand deposit posting operations result in an overdraft of a ZBA or ZBPA, BNY Mellon reserves the right to debit the appropriate ZBPA or Master Account in an amount necessary to credit the overdrawn ZBA and bring Available Funds to your previously chosen balance threshold (“Target Amount”). After it completes the daily activities, BNY Mellon automatically debits or credits each ZBA by the amount necessary to bring the Available Balance to your designated Target Amount. In a two-tier structure, BNY Mellon will make corresponding credits or debits to the Master Account. In a three- tier structure, BNY Mellon makes corresponding credits or debits to the appropriate ZBPA, which triggers a second credit or debit to bring the ZBPA Available Balances to their Target Amounts and move the funds to or from the Master Account as applicable.

Restrictions

BNY Mellon may exercise the following options in its sole discretion: (a) delete one or more ZBAs from the ZBA System on notice to you; (b) suspend the ZBA Service.; (c) require that you maintain sufficient Available Funds, or arrange for funding, to pay items drawn on a ZBA and presented to BNY Mellon for payment; (d) charge any ZBA in the ZBA System for items, fees, or other amounts drawn upon due from or chargeable to any other account in the ZBA System; (e) pay items drawn on any ZBA in the ZBA System in the order BNY Mellon deems necessary or convenient; (f) decline to process, delay processing, or dishonor any payment or item drawn on a ZBA in the ZBA System if you have insufficient Available Funds among all the ZBAs, including the Master Account; (g) reverse any credit to ZBA in accordance with its established procedures; (h) net positive balances against overdrafts in the ZBAs to meet reserve and reporting requirements imposed upon BNY Mellon; and/or (i) exercise, with respect to the ZBAs, any rights available to BNY Mellon by law with regard to demand deposit accounts.

FDIC Sweep Disclosure

When funds transfer from a ZBA to either a ZBPA or Master Account, it may reduce FDIC insurance coverage on the transferred funds from the coverage available before the funds transferred from the ZBA. Certain factors determine whether the transferred funds sustain reduced FDIC insurance in the Account including the balance of the ZBA immediately prior to the sweep and the balance of funds in the Account.

Information Reporting Services: Data Exchange File Transfer

BNY Mellon provides electronic Data Exchange Services to assist you with managing multiple banking relationships. BNY Mellon’s Data Exchange Service includes centralized receipt and reporting of account information from certain domestic and international banks and third-party vendors (“Data Exchange”) and the transmission of account and transaction information to such banks and vendors (“Outbound Data Exchange”) (collectively, “Data Exchange Service”) directly to you.

Implementation

As a condition to providing the Data Exchange Service, BNY Mellon may require you to complete or execute applicable Setup Forms in form and content satisfactory to BNY Mellon. You shall provide BNY Mellon with any information that BNY Mellon may reasonably request to provide the Data Exchange Service, including: (a) account numbers, SWIFT BICs, and transit routing numbers (TRN) for the Accounts for which the Data Exchange Service will be used, and (b) a schedule for updating your electronic cash management system, if any, with Data Exchange Service information. BNY Mellon will determine a reasonable implementation period to implement the Data Exchange Service. BNY Mellon may require certain information and assistance from you to implement the Data Exchange Service. Your failure to provide such assistance or information may delay the implementation process or preclude implementation.

Service Description

BNY Mellon offers multiple output formats from which to choose, including BAI version 2; CSV; and SWIFT MT940, 941, 942, or 950. Each format can provide data for current, intra-day, and/or prior day activity. BNY Mellon shall establish applicable cutoff times or deadlines. You shall provide this information including updates of previously provided information in accordance with the procedures BNY Mellon may prescribe from time to time. BNY Mellon may, from time to time, establish and amend policies and operating procedures for providing the Data Exchange Service. BNY Mellon incorporates the policies and procedures herein by reference but they will not take precedence over any conflicting provision of these Terms and Conditions. BNY Mellon shall provide you with reasonable advance notice of any establishment or amendment of policies and procedures that shall affect your use or receipt of the Data Exchange Service.

Compatibility Obligations

Providing the Data Exchange Service requires compatibility of BNY Mellon’s data processing systems and data transmission or receiving capabilities (including hardware and software) with you or your Agent’s systems and capabilities with which it may exchange data. If the Data Exchange Service becomes impracticable to provide as the result of any such incompatibility, BNY Mellon will terminate the Data Exchange Service and have no further obligation to perform hereunder. BNY Mellon will have no responsibility for the accuracy, integrity or timeliness of any information it receives from external entities including you, your Agent or other banks.

Information Reporting Services: Data Translation File Transfer

The Data Translation File Service lets you electronically transmit payment collection instructions or receive payment information using American National Standards Institute Accredited Standards Committee X12 (ANSI ASC X12), SWIFT, ISO 20022, FastTrack format, and any other supported formats. BNY Mellon translates the payment instructions into various payment systems including ACH, wire transfer, foreign exchange, Global Mass Payments, Real Time Payments, or check issuance. When BNY Mellon initiates or forwards the payment to your trading partner for processing, BNY Mellon may provide the trading partner with remittance data as you may instruct.

Implementation

As a condition to providing the Data Translation Service, BNY Mellon may require you to complete or execute applicable Set-up Forms, in form and content satisfactory to BNY Mellon. BNY Mellon may require certain information and assistance from you to provide the Data Translation Service to you including sufficient information regarding applicable processing requirements for debit and credit payments. Your failure to provide such assistance or information may delay the implementation process or preclude implementation.

Your Ongoing Obligations

Upon implementation, you must provide all entries on computer-readable files and for each entry on the file, you must designate the name, bank, and account number of the credited or debited Account. You must indicate the payment type, whether ACH, wire transfer, foreign exchange, or check.

BNY Mellon recommends you receive acknowledgments of payment processing, including both the acceptance and rejection of entries, in the form of the inbound formatted file received by electronic mail or control total file. If BNY Mellon cannot process a transaction after you have received an acknowledgment, BNY Mellon will notify you in accordance with BNY Mellon’s standard notification procedures for the specific payment process.

Compatibility Obligations

Providing the Data Translation Service requires compatibility of BNY Mellon’s data processing systems and data transmission or receiving capabilities (including hardware and software) with you or your Agent’s systems and capabilities with which it may exchange data. If the Data Translation Service becomes impracticable to provide as the result of any such incompatibility, BNY Mellon will terminate the Data Translation Service and have no further obligation to perform hereunder. BNY Mellon will have no responsibility for the accuracy, integrity or timeliness of any information it receives from external entities including you, your Agent or other banks.

Information Reporting Services: Electronic Banking Service

You can obtain information on your Accounts, initiate transactions, or provide instructions supporting your selected services with BNY Mellon’s Electronic Banking Service; BNY Mellon’s Internet-based or file transfer service, consisting of TreasuryEdge®, INFORM®; and other similar services it provides, are collectively referred to as “Electronic Banking Service”. You will need specific hardware, software, and encryption requirements to access Electronic Banking Service depending on the location of your Account and related operating system. The online help functions will more specifically describe the Electronic Banking Service features. Certain features and modules within Electronic Banking Service may require you to accept or execute additional terms of service prior to use. BNY Mellon will provide these terms of service within the individual modules on Electronic Banking Service. You must agree to accept these additional terms of service prior to accessing the modules and their applicable features. BNY Mellon will notify you during Account or Treasury Service set up if this occurs. You agree not to use the Electronic Banking Service in connection with any activity other than those permitted by these Terms and Conditions unless BNY Mellon provides prior written approval. You shall not use any electronic communication feature of Electronic Banking Service for any purpose that is unlawful, abusive, harassing, libelous, defamatory, obscene, or threatening.

Written Instructions

You accept full responsibility for all Written Instructions issued by you or your Authorized Individuals and release BNY Mellon from all liability on the instructions you transmit using Electronic Banking Service. You further acknowledge and accept the responsibility of transmitting Payment Orders via Electronic Banking Service and accepting or declining additional security options BNY Mellon offers.

Service and Performance Levels

BNY Mellon will process or otherwise act upon your instructions and other communications it receives through the Electronic Banking Service on or before the applicable cut off time on the same Banking Day. Depending on the specific service module, BNY Mellon will process or otherwise act upon any instructions and other communications it receives after the applicable cut off time on the next Banking Day unless: (a) such instruction or communication specifies another future date, (b) BNY Mellon cannot process due to your or a necessary third party’s unavailability, or (c) by its nature, the instruction or communication does not anticipate or require such processing. BNY Mellon shall notify you promptly of any system interruption in the following order: (a) by automated electronic mail, fax, or telephone notification system directly to the agreed upon contacts, (b) calling your customer support department or other number you may provide or (c) by another mutually agreed upon communication method. BNY Mellon will notify you in advance of any update releases or other changes that may reasonably affect you. BNY Mellon will make new service releases and enhancements available to you for your selection.

License; Right of Use; Equipment

BNY Mellon grants you a non-exclusive, non-transferable license to access and use the Electronic Banking Service for the sole purpose of conducting banking activities and obtaining information related to and for duration of these Terms and Conditions. If BNY Mellon provides software and related documentation, inclusive of any enhancements, revisions, updates, or replacements (“Software”), for use in connection with the Electronic Banking Service, BNY Mellon grants you a non-exclusive, non-transferable license for such use. Except as set forth in these Terms and Conditions, BNY Mellon grants you no license or right of any kind with respect to the Electronic Banking Service or its Software. All or a part of Electronic Banking Service may be patented, copyrighted, or trademarked (or a registration or claim made therefore) by BNY Mellon or its suppliers. You shall not take any action with respect to the Software or Treasury Services inconsistent with the foregoing acknowledgments nor shall you attempt to decompile, reverse engineer, or modify the Software. You agree that you will not remove any statutory copyright notice or other notice included in the Treasury Services or the Software or on any media containing the Software. You shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon BNY Mellon’s request.

You will use the Treasury Services and any related Software only for your own internal and proper business purposes and will not use the Treasury Services or Software in the operation of a service bureau. Except as otherwise expressly set forth below, you will not sell, lease, or otherwise provide, directly or indirectly, any of the Treasury Services or Software or any portion thereof to any other person or entity. You may copy the Software as reasonably necessary for archival and backup purposes. Except as expressly permitted in this section, you will not copy the Software without BNY Mellon’s written consent. You shall include on any copy all of BNY Mellon’s proprietary notices.

If you subscribe to any database service as part of these Treasury Services, BNY Mellon’s delivery of such database will grant you a non-exclusive, non-transferable license to use such database for the duration of these Terms and Conditions. BNY Mellon may derive any database from sources believed reliable, but it cannot guarantee or warrant that the data is correct, complete, or current. BNY Mellon provides all such databases as an accommodation to you and without any independent investigation. However, BNY Mellon will attempt to update and revise each database on a periodic basis as it determines in its discretion necessary and appropriate. You will also promptly install all updates and revisions to each database which

BNY Mellon provides and understand that it has no responsibility whatsoever for your failure to do so. BNY Mellon has no responsibility for any results you obtain from use of database services it provides.

The Treasury Services may include the provision of electronic images of documents or items. BNY Mellon may supply such images online, by CD-ROM, or some other medium. BNY Mellon grants you a perpetual right and license to use, copy, and display such images solely for your internal business purposes. Unless otherwise agreed in writing, electronic images provided through the Treasury Services do not substitute for the actual document or item. In the event of a discrepancy between the images and actual documents or items on file with BNY Mellon, the actual documents or items shall prevail. If any CD-ROM or image is missing, unreadable, or otherwise defective, you shall notify BNY Mellon of the problem in accordance with these Terms and Conditions, and BNY Mellon will use reasonable efforts to provide a corrected CD-ROM or image as your sole and exclusive remedy.

Online Inquiry and Modification of Records

In connection with certain Treasury Services, BNY Mellon may permit you to enter data directly into one of its databases for modifying certain information maintained by its systems, including change of address information, upon your request. Alternatively, BNY Mellon may agree to enter such data for you. To the extent that BNY Mellon grants you such access or you request it to enter data, you agree to indemnify and hold BNY Mellon harmless from all loss, liability, cost, damage, and expense (including reasonable attorneys’ fees) to which it may incur in connection with any claim which may arise out of, or as a result of, changes to database records initiated by you or by BNY Mellon at your request.

Information Reporting Services: Masterfile Payment System

With the Masterfile Payment System (MPS) you can consolidate receipts from various locations to your Account with BNY Mellon utilizing the concentration of funds feature. You can disburse funds from your Account with BNY Mellon to other accounts you designate utilizing the automated funding feature.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Collection Location means a bank account from which you or your Agent direct BNY Mellon to collect receipts.

Deposit Data means all information about amounts collected from a Collection Location.

Funding Data means all information about amounts disbursed from accounts to the Recipient Location.

Masterfile means the file BNY Mellon maintains with information on a Collection Location, Recipient Location, the Processing Schedule, and other appropriate information as necessary.

Processing Schedule means the times selected to collect or disburse funds for the Account.

Recipient Location means a bank account to which you or your Agent direct BNY Mellon to disburse funds.

Masterfile

BNY Mellon must receive the applicable company level information, including account numbers, Processing Schedule, and reporting options. Once it receives the applicable information in the Masterfile, you or your Agent may add the location level payment instructions to the Masterfile using the security option and method selected on the applicable MPS Set-up Form.

Transaction Entry

BNY Mellon must receive Deposit Data or Funding Data by the cut off times to meet the Processing Schedule. By following BNY Mellon’s procedures and your selected security options, you or your Agent may send Deposit Data or Funding Data by the Electronic Banking Service or other mutually agreed upon communication method. If BNY Mellon does not receive Deposit Data or Funding Data by the cut off time, you authorize it to process the Deposit Data or Funding Data as soon as reasonably possible.

Money Movement Methods

With the MPS concentration of funds feature, BNY Mellon will create ACH Debit Entries, and with the Automated Funding feature, BNY Mellon will create ACH Credit Entries.

Reporting Options

BNY Mellon can provide various reports to monitor the daily activity and view other information. Reports are available through the Electronic Banking Service or other mutually agreed upon communication method.

NEXEN Services: API Services

The terms in this Specific Terms Section (“API Services”) set forth the terms and conditions of using the NEXEN API Services. These API Services terms and conditions govern use of an API and supplements the Information Reporting: Electronic Banking Specific Terms.

Definitions

API(s) means application program interface(s).

Authorized User means a person using your Credentials to access the Site and any API.

Credentials means a username and password, consumer keys, shared secret, or token provided to you by BNY Mellon.

Site means the access portal designated by BNY Mellon.

API License Grant

Subject to the payment of any applicable license fee, BNY Mellon grants you a nonexclusive, nontransferable, non-sublicensable, limited, revocable right, and license to copy and use the API solely for your internal business purposes and in accordance with these Terms and Conditions. Except as otherwise provided in these Terms and Conditions, you may not modify, decompile, or reverse engineer the API or the Site.

Access

You may access the API via the Site. Such access shall constitute “Electronic Banking Service”. BNY Mellon may release subsequent enhancements, modifications, updates, and versions of any API, or replace or discontinue same (collectively “Changes”). BNY Mellon shall have no obligation to provide support services to you other than to support the last two (2) versions of any specific API posted in the Site. BNY Mellon shall post notice of any changes in advance on the Site. BNY Mellon may suspend your access to and use of any API or the Site in the event (i) you breach these API Services and such breach is not cured within five (5) Banking Days of BNY Mellon’s notice to you, or (ii) of a security risk or other threat to BNY Mellon, the Site, any API, or other clients’ access or use of same. In the event of such suspension, BNY Mellon will use commercially reasonable efforts to promptly notify you including via posting to the Site.

Authentication Process

You must provide BNY Mellon with your client certificate for BNY Mellon to provide you your Credentials. Once your Credentials are issued, you shall be solely responsible for the administration of their use.

Authorized Users

You shall have sole responsibility for Authorized Users using your Credentials, whether such access or use is authorized by you. You shall ensure that Authorized Users access and use the APIs and the Site in accordance with these Terms and Conditions. You shall ensure that following termination of any Authorized User’s authorization to access and use the Credentials, such Authorized User returns the Credentials, and notably the token.

Security

You shall maintain commercially reasonable processes and controls to prevent the introduction of any viruses, malware, malicious computer code, and other destructive software to the API(s), the Site, and/or any other BNY Mellon systems.

Governing Law Disclaimer

The Uniform Computer Information Transactions Act (UCITA) or any other act derived from or related to UCITA shall not govern this API Service, even if such law is adopted in New York or the United Nations Convention on Contracts for the International Sale of Goods.

Liquidity Services: Late Night Investment

With BNY Mellon’s Late Night Investment Service you can sweep funds from your Account to invest through an omnibus account using one of three investment options: Cayman Investment, Demand Deposit On-shore Investment, or International Banking Facility (IBF) Investment.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Cayman Investment means an omnibus US Dollar account BNY Mellon establishes at its branch in the Cayman Islands.

Demand Deposit On-shore Investment means an omnibus interest-bearing demand deposit account BNY Mellon establishes.

Incremental Investment Amount means the amount of funds swept from the Account.

International Banking Facility (IBF) Investment means an omnibus US Dollar time deposit BNY Mellon establishes at its International Banking Facility.

Maximum Investment Amount means the maximum amount of funds in your Account the excess of which BNY Mellon debits from your Account reducing the interest paid on the Account in accordance with the terms hereof.

Minimum Investment Amount means the minimum amount of funds in your Account in excess of the Peg Balance swept each Banking Day.

Peg Balance means the amount of funds you wish to leave in your Account overnight.

Description of Service

When you choose a Late Night Investment Service investment option, BNY Mellon opens a sweep account record in your name linked to your Account and the transfer of your funds to the omnibus account related to the investment option you select on the applicable Set-up form. You will designate a Peg Balance, Minimum Investment Amount, Maximum Investment Amount, and Incremental Investment Amount for your Account, each of which requires BNY Mellon’s consent and periodic review. BNY Mellon will not modify your selected amounts without your prior consent.

Provided your Account has Available Funds of at least the Minimum Investment Amount, BNY Mellon will debit all Available Funds exceeding your Peg Balance from your Account in increments of the Incremental Investment Amount and credit them to the selected omnibus investment account. On the following Banking Day, BNY Mellon will debit all such funds and interest earned from the selected omnibus investment account and credit your Account for availability no later than 11:00 a.m. ET.

BNY Mellon determines interest rates daily based upon the amount of investment and re-credits your Account with principal plus interest daily. You may choose to receive interest payments in a separate account and receive interest payments monthly instead of daily. If you choose to receive interest payments on a monthly basis, you will not have beneficial ownership of any interest accrued until after BNY Mellon completes the monthly posting of interest to your Account. BNY Mellon owns all accrued interest until such time that it credits the interest to your Account. If you close your Account prior to the monthly interest posting date, you will forfeit any unpaid interest accrued but not paid to your Account. BNY Mellon may reduce the rate of interest paid or pay no interest on investments in excess of the Maximum Investment Amount.

You will execute any forms, certifications, or other documents BNY Mellon may reasonably request from time to time in connection with your participation in the Late Night Investment Service.

W-8 IMY Accounts

The Foreign Account Tax Compliance Act (FATCA) governs interest processing for W-8IMY accounts. W-8IMY guidelines cover individual balances, as defined by the Internal Revenue Service (IRS). You must set up your W-8IMY accounts with the DLNFLX option, which credits interest payments on a delayed monthly basis. BNY Mellon will withhold taxes on monthly interest accruals at a rate set forth in the prevailing withholding statement. Interest less withheld amounts will post to the designated interest account on the tenth Banking Day of the following month. For any W-8IMY accounts without approved W-8 IMY tax forms on file, BNY Mellon will withhold FATCA taxes at the then-current default rate of the current IRS withholding guidelines and continue until it receives and approves the appropriate tax withholding forms.

Statements

Unless you direct otherwise, BNY Mellon will provide you with monthly statements showing your Late Night Investment activity. If you do not receive a monthly statement, you may reconcile your regular account statement by the transaction reference number prefixes “EFN” and “EFX”.

Adjustments

Notwithstanding any other provision of these Terms and Conditions, if BNY Mellon erroneously sweeps from or credits funds to your Account or another account you designate with the return of principal and interest, it will adjust the accounts accordingly to reflect the proper amount you should have received from the Late Night Investment.

Late Night Investment Option Specific Terms

The following conditions apply to the specific investment option:

Cayman Investment. Local law governs all deposits in the Cayman Investment and you may make demand for payment only at the office of BNY Mellon’s Cayman branch. If you are a “United States Resident” as defined in Regulation D issued by the Board of Governors of the Federal Reserve, you must choose a Minimum Investment Amount of no less than $100,000 for the Cayman Investment. Funds swept from your Account and invested in BNY Mellon’s Cayman branch do not constitute FDIC insured deposits, which means if BNY Mellon enters receivership, you are a general creditor of BNY Mellon with respect to the funds that swept to its Cayman Islands branch.

Demand Deposit On-shore Investment. Funds invested in the Demand Deposit On-shore Investment do not receive unlimited federal deposit insurance for noninterest-bearing transaction accounts from the FDIC, which means the FDIC insures your funds only up to the current deposit insurance limit of $250,000 per depositor while maintained in the Demand Deposit On-shore Investment.

IBF Investment. The Federal Reserve Board requires that deposits received by an IBF Investment must support the depositor or its Affiliates’ operations outside the United States. Funds swept from your Account and invested in BNY Mellon’s IBF do not constitute FDIC insured deposits, which means if BNY Mellon enters receivership, you are a general creditor of BNY Mellon with respect to the funds swept to its IBF.

Liquidity Services: Global Late Night Investment

If you maintain more than one Account with BNY Mellon, you may select one of its Global Late Night Investment pooling arrangement options. You may elect to have several Accounts owned by your branches, subsidiaries, or Affiliates invest in either the Cayman Investment or International Banking Facility (IBF) Investment options.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Cayman Investment means an omnibus US Dollar account BNY Mellon establishes at its branch in the Cayman Islands.

Incremental Investment Amount means the amount of funds swept from the Account.

International Banking Facility (IBF) Investment means an omnibus US Dollar time deposit BNY Mellon establishes at its International Banking Facility.

Maximum Investment Amount means the maximum amount of funds in your Account the excess of which BNY Mellon debits from your Account reducing the interest paid on the Account in accordance with the terms hereof.

Minimum Investment Amount means the minimum amount of funds in your Account in excess of the Peg Balance swept each Banking Day.

Peg Balance means the amount of funds you wish to leave in your Account overnight.

Description of Service

When you choose a Global Late Night Investment Service investment option, BNY Mellon opens a sweep account record in your name linked to your Account and the transfer of your funds to the omnibus account related to the investment option you select on the applicable Set-up form. You will designate a Peg Balance, Minimum Investment Amount, Maximum Investment Amount, and Incremental Investment Amount for your Account, each of which requires BNY Mellon’s consent and periodic review. BNY Mellon will not modify your selected amounts without your prior consent.

Provided your Account has Available Funds of at least the Minimum Investment Amount, BNY Mellon will debit all Available Funds exceeding your Peg Balance from your Account in increments of the Incremental Investment Amount and credit them to the selected omnibus investment account. BNY Mellon determines interest rates daily based upon the amount of investment. BNY Mellon pays interest monthly to a separate account and allocates it to your Accounts after two (2) months permitting back valuation. You will not have beneficial ownership of any interest accrued until after BNY Mellon completes posting of interest to your Account. BNY Mellon owns all accrued interest until such time that it credits the interest to your Accounts. If you close your Accounts prior to the interest posting date, you will forfeit any interest accrued but not paid to your Accounts. BNY Mellon may reduce the rate of interest paid or pay no interest on investments in excess of the Maximum Investment Amount.

You will execute any forms, certifications, or other documents BNY Mellon may reasonably request from time to time in connection with your participation in the Late Night Investment Service.

W-8 IMY Accounts

The Foreign Account Tax Compliance Act (FATCA) governs interest processing for W-8IMY accounts. W-8IMY guidelines cover individual balances, as defined by the Internal Revenue Service (IRS). You must set up your W-8IMY accounts with the DLNFLX option, which credits interest payments on a delayed monthly basis. BNY Mellon will withhold taxes on monthly interest accruals at a rate set forth in the prevailing withholding statement. Interest less withheld amounts will post to the designated interest account on the tenth Banking Day of the following month. For any W-8IMY accounts without approved W-8 IMY tax forms on file, BNY Mellon will withhold FATCA taxes at the then-current default rate of the current IRS withholding guidelines and continue until it receives and approves the appropriate tax withholding forms.

Statements

Unless you direct otherwise, BNY Mellon will provide you with monthly statements showing your Late Night Investment activity. If you do not receive a monthly statement, you may reconcile your regular account statement by the transaction reference number prefixes “EFN” and “EFX”.

Adjustments

Notwithstanding any other provision of these Terms and Conditions, if BNY Mellon erroneously sweeps from or credits funds to your Account or another account you designate with the return of principal and interest, it will adjust the accounts accordingly to reflect the proper amount that you should have received from the Late Night Investment.

Late Night Investment Option Specific Terms

The following conditions apply to the specific investment option:

Cayman Investment. Local law governs all deposits in the Cayman Investment and you may make demand for payment only at the office of BNY Mellon’s Cayman branch. If you are a “United States Resident” as defined in Regulation D issued by the Board of Governors of the Federal Reserve, you must choose a Minimum Investment Amount of no less than $100,000 for the Cayman Investment. Funds swept from your Account and invested in BNY Mellon’s Cayman branch do not constitute FDIC insured deposits, which means if BNY Mellon enters receivership, you are a general creditor of BNY Mellon with respect to the funds that swept to its Cayman Islands branch.

IBF Investment. The Federal Reserve Board requires deposits received by an IBF Investment must support the depositor or its Affiliates’ operations outside the United States. Funds swept from your Account and invested in BNY Mellon’s IBF do not constitute FDIC insured deposits, which means if BNY Mellon enters receivership, you are a general creditor of BNY Mellon with respect to the funds swept to its IBF.

Liquidity Services: Short-Term Investment

The Short-term Investment Sweep (SIS) lets you automatically sweep excess funds from a Sweep Account.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Investment Minimum means the minimum allowable amount of excess funds that you can sweep into the Investment Options on any Banking Day.

Investment Options mean the investment options offered by BNY Mellon, which may vary from time to time. You may choose more than one Investment Option for the Sweep Account.

Omnibus Account means the account maintaining records of investments made with excess funds from the Sweep Account and holding funds pending investment or return to the Sweep Account.

SIS Hotline means the group responding to your service request regarding the Short-term Investment Sweep by telephone. You will need a PIN when calling the SIS Hotline.

Sweep Account means the Account with BNY Mellon designated for the SIS Service.

Target Balance means the amount of funds designated to remain in the Sweep Account, which you may change from the initially established amount by written notice to, and approval of, BNY Mellon.

Description of Services

BNY Mellon will transfer any net excess over the Target Balance in one cent ($0.01) increments from each Sweep Account to the Omnibus Account for investment in the Investment Option(s) after implementing the SIS Service. On any Banking Day where a Sweep Account has a net deficit position below the Target Balance, BNY Mellon will redeem or sell investments in the applicable Investment Options and transfer these funds in one cent ($0.01) increments to the applicable Sweep Account to restore at least the Target Balance. At the applicable time designated for the Investment Options, BNY Mellon will calculate the anticipated net excess or deficit position for each Sweep Account based on anticipated disbursements and anticipated receipts on each Banking Day.

BNY Mellon will generally only credit Available Funds received on or before the time designated for the Investment Options to the net balance of the Sweep Account for purposes of calculating the net excess or deficit. You may change the Target Balance on Sweep Accounts by contacting the SIS Hotline, the Client Support Administrator, the Electronic Banking Service, or other mutually agreed upon methods of communication. It may require up to three (3) Banking Days before BNY Mellon implements the changes. In addition to fees charged by BNY Mellon, BNY Mellon may receive servicing and other fees from its investment in the Investment Options for this Treasury Service. BNY Mellon describes these fees in the mutual fund prospectus. BNY Mellon will pay interest rates on all Investment Options at its sole discretion. You consent to BNY Mellon’s retention of any such fees by using this Treasury Service.

BNY Mellon’s Limitations on Responsibility

BNY Mellon may treat any transactional activity in the Sweep Account as occurring after the sweep cut off time on any Banking Day. It may also consider any investment or payment instruction received after the cut off time to determine the net excess or deficit in any Sweep Account or the way it invests any net excess on any Banking Day. BNY Mellon will not invest the net excess in any Sweep Account that on any Banking Day does not exceed the Investment Minimum permitted under the Investment Options. If your instructions or any such transactions result in an overdraft to the Sweep Account, you bear the responsibility for the overdraft; you must fund the Sweep Account immediately and be liable to BNY Mellon for fees, interest, and other charges. BNY Mellon will have no inferred or implied knowledge concerning the change in status or designation of the Sweep Account until notified of such change in writing. Regarding investments in the Investment Options BNY Mellon will have no liability for any loss incurred by you if it fails to give prompt notice of any situation, which will or may require the enforcement or exercise of any of the rights or privileges pertaining to any Investment Options.

Transfer of Balances to Investment Option(s)

When BNY Mellon transfers any net excess over the Target Balance from the Sweep Account to the Omnibus Account for investment in the Investment Options, it does so solely upon your direction. Such transfers shall not constitute any exercise of investment discretion on BNY Mellon’s part. Unless otherwise directed by you, BNY Mellon may hold your assets in its name as nominee in bearer form, in book-entry form, or in a clearinghouse or depository.

Distribution of Earnings; Reports

BNY Mellon will distribute a credit to the Sweep Account for earnings on amounts invested in the Investment Options. The Electronic Banking Service has an available report of each day’s balance in the Investment Options. You agree that BNY Mellon may confirm investments in the Investment Options to you and provide you with additional information through

Electronic Banking Service and you waive any right under current law to receive other confirmations as further described in the Electronic Banking Service section.

FDIC Sweep Disclosure

Funds swept from the Sweep Account and invested in mutual funds no longer constitute deposits with BNY Mellon and have no FDIC protection, which means if BNY Mellon enters receivership, you are not a general creditor to it. Funds scheduled for a sweep to a mutual fund but not swept from the Sweep Account on the day BNY Mellon enters receivership remain in the Sweep Account and retain their status as deposits with it. These funds receive FDIC insurance coverage and limitations.

Funds swept from the Sweep Account and invested in Eurodollar time deposits at BNY Mellon’s Cayman branch do not constitute deposits with BNY Mellon and have no FDIC protection. This means that if BNY Mellon enters receivership, you are a general creditor to it with respect to the funds swept to Eurodollar time deposits at BNY Mellon’s Cayman branch.

Disclaimer of Investment Advice

BNY Mellon makes no recommendation concerning the advisability of making any investments or deposits, and it assumes no responsibility and no liability for the investment performance of any security or the ability of any investment to preserve your principal investment. These Treasury Services do not delegate your investment decisions to BNY Mellon or authorize it to exercise discretionary control over your investment policies or implementation. BNY Mellon provides only ministerial functions for this Treasury Service. You may obtain a prospectus for each of the offered Money Market Mutual Funds by contacting your Client Support Officer, and BNY Mellon may also provide a prospectus electronically through the Electronic Banking Service. Money Market Mutual Funds may impose fees and charges on you as described in their prospectus.

Payables Services: Check Services

A.            Check Issuance

BNY Mellon’s Check Issuance Service lets you provide it with electronic instructions to create and issue checks and remittance information from your applicable Accounts. By the applicable cut off time on a Banking Day that BNY Mellon discloses to you, it needs the name and address of each payee, the amount of the check, and any other relevant information it may request (“Issuance Data”) to issue the checks on a current or future Banking Day. You appoint BNY Mellon as attorney-in-fact to draw and sign checks. You also authorize BNY Mellon to delegate this power to an entity it may designate to provide the Check Issuance Service.

Operation

If BNY Mellon receives Issuance Data prior to the applicable cut off time, it will create and issue the checks on a same day, next day, or future day basis for printing and mailing in accordance with the instructions you provide. If BNY Mellon receives the Issuance Data after the applicable cut off time, it will create and issue checks no sooner than the next Banking Day in accordance with the applicable cut off time for check mailing that it discloses to you. BNY Mellon will print and mail each check per the instructions unless you instruct it to print and mail the checks at a future date. You authorize BNY Mellon to make minor corrections, other than payment amount, to information in the Issuance Data to ensure prompt and correct transmittal.

You may request non-check remittance only information. BNY Mellon will follow your instructions and use commercially reasonably efforts to ensure that it does not print negotiable checks, but it will have no liability for issuing a negotiable check.

If BNY Mellon receives incomplete or incorrect Issuance Data and it does not receive the revised Issuance Data prior to the applicable cut off time, BNY Mellon may use commercially reasonable efforts to issue and mail checks on the next Banking Day after receiving the accurate, revised Issuance Data. BNY Mellon will use commercially reasonable efforts to retract a check, but it has no liability for the issuance of such check. If BNY Mellon believes in good faith that you have not properly authorized the checks or you have drawn the checks against an Account and the Account has insufficient Available Funds to cover the checks, BNY Mellon may refuse to issue the checks.

Agency

BNY Mellon acts as your agent when it issues checks on your instructions, and you have the duties of a drawer under the Uniform Commercial Code. Due to the highly automated nature of this Treasury Service, you must promptly examine all check issuance reports and notify BNY Mellon within five (5) Banking Days of any discrepancy between your instructions to BNY Mellon and the checks issued. Such claims of differences may include unauthorized signature, alteration, and incorrect amount. If BNY Mellon receives notice after more than five (5) Banking Days, you cannot raise a claim related to such discrepancy.

B.                                    Check Writer

With the Check Writer Service, you can create and print checks drawn on your Account. You must subscribe to and utilize the Electronic Banking Service and Positive Pay/Payee Service.

Operation

You can import check data in an acceptable format through the Electronic Banking Service to create checks using your computer. You can then print checks drawn against your Account on your printer. You may retain check issuance data for reconcilement purposes and generate reports on issue status.

C.            Official Check Request

BNY Mellon’s Official Check Request Service applies only to official check issuance requests. BNY Mellon may receive requests by facsimile or other mutually agreed upon written method. The use of facsimile to send free form, unsecured, documentary requests entails risks not present with other more secure methods of delivery of such requests. When you send a request by facsimile, you agree to use the security procedures set forth below, and you authorize BNY Mellon to accept any instruction issued in your name in accordance with the procedures set forth below to debit your Account for payment.

Initiating and Confirming Instructions

When you initiate a request by facsimile or other mutually agreed upon written method, you will include your name and signature on any Written Instruction. If the name on the Written Instruction matches a name listed on the applicable Set-up Form, BNY Mellon will confirm the Written Instructions by telephone call to the appropriate person you designated for this purpose on the Set-up Form. BNY Mellon will verify your designated employee’s name, verify it with the Set-up Form, and confirm the amount, proper names, and numbers of accounts to be charged and other relevant reference information on the Written Instructions.

BNY Mellon performs these security procedures to determine whether you authorized the Written Instructions not to detect any errors contained in such instructions.

Once verified, you may not revoke or amend the Written Instructions except by subsequent confirmation request, which BNY Mellon may accept and attempt to execute if practical under the circumstances without obligation to you. Anything contained herein to the contrary notwithstanding, BNY Mellon may accept or reject any facsimile instructions it receives hereunder. BNY Mellon may accept by an affirmative acknowledgment to you or by execution of new Written Instructions. Any rejection of such request by BNY Mellon requires notice of such rejection to you.

Any request received by BNY Mellon constitutes an original document for any purposes and in the event of any dispute including litigation concerning any Written Instruction delivered, you may not claim it a fake or forgery. You may make additions or substitutions to names or telephone numbers you have provided with written notice to BNY Mellon signed by or purportedly signed by your Authorized Individual. You may request by telephone that BNY Mellon delete names or telephone numbers listed on the Set-up Form, BNY Mellon may make such deletions without verifying the instruction. You will promptly send BNY Mellon written confirmation of any deletions you have requested by telephone, and it shall not be liable for failing to make a deletion until receipt of your written confirmation. BNY Mellon shall have no responsibility for and shall incur no liability in connection with its delays in confirming instructions.

Deadlines for Processing Requests

For requests received and confirmed prior to the cut off time, BNY Mellon prepares official checks and mails them to you within two (2) Banking Days of receipt and confirmation of the request. For requests received and confirmed after the cut off time, BNY Mellon will process the request as a next Banking Day request.

Stop Payments

You acknowledge that because of the special status afforded to official checks, neither BNY Mellon nor you may have any standing or ability to enforce a stop payment request on an official check. You understand and agree that BNY Mellon cannot assure that any stop payment request will be enforceable, and except where BNY Mellon does not meet its Standard of Care, it will have no liability for an official check paid in violation of a stop payment request. BNY Mellon may accept or reject your stop payment request in its sole discretion. Any stop payment on an official check request shall contain the check number and exact amount (dollars and cents) as well as any other information or documentation that BNY Mellon may reasonably request. You must provide complete and accurate information in the stop payment to permit BNY Mellon to act against payment.

Payables Services: Disbursement Services

A.            Controlled Disbursement

BNY Mellon’s Controlled Disbursement Service lets you fund a designated controlled disbursement account (CDA) for all checks presented against that account daily. You can use a Zero Balance Account System maintained with BNY Mellon as your CDA.

Initiating Controlled Disbursement

For testing purposes and before BNY Mellon issues the initial checks in connection with a CDA it needs twenty-five (25) checks marked “VOID” and magnetically encoded with serial number, transit routing numbers, and account number. BNY Mellon reserves the right to approve the form of checks.

Determination of Funding Requirement

BNY Mellon determines the checks presented against the CDA each Banking Day. Checks presented against the CDA include all checks BNY Mellon receives before the cut off time on that Banking Day and all checks it received after the cut off time of the previous Banking Day. BNY Mellon provides the amount of checks presented for payment that day plus any checks presented the previous Banking Day after the cut off time plus any funding adjustments (“Required Amount”) by the Electronic Banking Service or other mutually agreed upon communication method.

Funding

You must deposit the Required Amount in the CDA before the cut off time on the same Banking Day in immediately Available Funds or other agreed upon funds. If you do not have sufficient Available Funds in the CDA by the cut off time, BNY Mellon may elect to pay one or more checks even if that payment causes an overdraft in the CDA. BNY Mellon may also elect to dishonor one or more checks presented against the CDA in any order it deems necessary or convenient. Without limiting its right to dishonor, BNY Mellon may require you to maintain a restricted account with deposits it considers sufficient to fund the payment of checks presented against the CDA.

ACH Funding

If BNY Mellon agrees, before you can fund the CDA through ACH transactions you must open a corporate demand deposit Account (“Imprest Account”) separate from your Zero Balance Account System. BNY Mellon limits transactions in the Imprest Account to those necessary to maintain the required balance. BNY Mellon initiates an ACH Debit Entry each Banking Day to an account you specify for the aggregate dollar amount required to fund the CDA. BNY Mellon reserves the right to terminate ACH funding immediately upon notice to you. If BNY Mellon terminates ACH funding, you must fund the CDA by making deposits to the CDA as described in these Specific Terms and Conditions.

B.                                    Disbursement Image

Disbursement Image Service lets you use BNY Mellon’s image technology for the features described below. BNY Mellon will use Electronic Banking Service or other communication method mutually agreed upon to provide the images of paid checks associated with disbursement transactions.

Disbursement Accounts

BNY Mellon will write images of paid checks to an optical disk (CD-ROM) or DVD (collectively, “Disk”) and mail it to you after each statement period. The Disk will contain images of paid checks as well as an index that you can use to search for paid checks. If the Disk is defective or does not contain clear images of the checks, you must notify BNY Mellon within thirty (30) days of receipt of the Disk. Failure to notify BNY Mellon within this time will result in your (a) acceptance of the Disk as a complete and accurate copy of your images and (b) waiver of any claims against BNY Mellon concerning the completeness, clarity, readability, or quality of the Disk.

Positive Pay Services

BNY Mellon can make available images of Positive Pay or Positive Payee Suspect Items daily via Electronic Banking Service or through the communication method mutually agreed upon to aid in the pay or return decisions.

Archive Services

BNY Mellon also provides image-enabled archive services. BNY Mellon will retain images of paid checks in accordance with its current retention policies. You may request image copies of paid checks for up to seven (7) years based on BNY Mellon’s current check retention policies.

Image Statement

BNY Mellon will provide you the check images with the corresponding demand deposit statement. You have image statements available to you if you issue a limited number of checks on a monthly basis.

Image Transmissions

BNY Mellon will deliver check images to you via transmission in an agreed upon format and transmission frequency. You must obtain the appropriate software and hardware to receive the transmission and build the indexing and archiving system to meet your needs.

Payables Services: Global Mass Payments

BNY Mellon’s Global Mass Payments service lets BNY Mellon initiate your orders requesting the deposit of money directly or through a correspondent bank (“GMP Deposit Requests”) to an account of a natural person or organization (“Beneficiary”) maintained at one or more financial institutions in the United States or certain other countries as BNY Mellon may specify (“GMP Service”).

Services

BNY Mellon will execute GMP Deposit Requests for the deposit of funds to Beneficiaries’ accounts maintained at one or more financial institutions which agree to accept GMP Deposit Requests through local low value bulk payment clearing systems located in the US and certain designated foreign countries in foreign currency denominations (“Beneficiary Bank(s)”). If a financial institution in a foreign country maintaining the designated Beneficiary’s account does not accept deposits by local low value bulk payment clearing systems, you authorize BNY Mellon to execute the GMP Deposit Request either by wire transfer of funds or issuance of a bank draft payable to the Beneficiary in accordance with this Treasury Service. You represent and warrant that in using the GMP Service you will conduct your operations in conformity with these Terms and Conditions and any rules applicable to the various clearing systems in effect. Foreign jurisdictions may subject Beneficiaries or Beneficiary Banks outside the US to rules, regulations or other laws applicable to such transactions of the country where the Beneficiary or the Beneficiary Bank reside. Unless otherwise specifically provided herein, and to the extent permitted by Law, the parties agree to the rules of any funds transfer system utilized to execute a funds transfer hereunder.

Taxes, Duties, and Other Charges

In addition to the charges set forth in the Fees provision of these Terms and Conditions, you will pay all taxes, duties, and other charges with respect to any amount payable for the GMP Service or its provision to you imposed by any governmental entity in the US or the country where funds are deposited (other than those taxes based on BNY Mellon’s net income imposed by any taxing authority in the US). BNY Mellon may have to pay the taxes, duties, or other charges you owe for GMP Services or the taxing authority may require a deduction or withholding from any amount payable hereunder and that you owe in accordance with these provisions. In such instances, BNY Mellon will increase the amount you pay it so that the net amount it receives after it makes such payment, or such deduction or withholding will equal the amount you would otherwise pay it for use of the GMP Service.

Payment by Draft

If BNY Mellon issues a draft (“Draft(s)”): (a) you may draw on its Drafts through its branch or Affiliate or designated correspondent bank (“Collecting Bank”); (b) BNY Mellon or a Collecting Bank will pay on Drafts drawn on BNY Mellon; (c) BNY will reproduce the digitized signature of its authorized officer on all Drafts drawn on BNY Mellon; and (d) a Collecting Bank shall pay on any Drafts drawn on it. BNY Mellon or a Collecting Bank will date all Drafts as of the settlement date specified in the corresponding GMP Deposit Request and will value each Draft as of the settlement date specified by you in the GMP Deposit Request (“Value Date”). The Value Date assigned to a Draft may constitute a day on which banks in the country of the currency of the Draft do not conduct business.

Foreign Exchange

You may establish an Account in which you may deposit funds denominated in either US Dollar or non-US Dollar currencies acceptable to BNY Mellon (“Base Currency”). Your GMP Deposit Request may require the purchase of a foreign currency. If it does, BNY Mellon will debit the amount of your Base Currency converted to the foreign currency at a foreign exchange rate determined by it or as otherwise agreed (“Exchange Rate”) from your Account or, as necessary, any other account you maintain with BNY Mellon. Unless both parties specifically agree to otherwise, BNY Mellon will apply the Exchange Rate in effect at the time it accepts the GMP Deposit Request.

Delivery of Files by You

You will deliver the necessary data for BNY Mellon to process all GMP Deposit Requests through files provided in the manner and format it requires by and at the time and place it designates, which BNY Mellon will provide to you in writing (“File(s)”). BNY Mellon has no responsibility or liability to you for any claims, losses, damages, costs, or expenses for delays in processing any GMP Deposit Requests due to your use of an improper format or because of your late delivery, mis-delivery, or non-delivery of any Files. BNY Mellon will transmit Files by direct transmission via the Internet or Electronic Banking Service, (each a “Transmitted File”).

You or your Agent supply BNY Mellon with a control report simultaneous with the Files at a time and place it designates that authorizes it to process the exchange transaction and the Transmitted Files. The control report must contain the total amount of the GMP Deposit Requests that you authorize BNY Mellon to execute. In the event of a discrepancy between a Transmitted File and its corresponding control report, BNY Mellon will attempt to contact you to resolve the discrepancy. Any discrepancy that may exist between a Transmitted File and its corresponding control report will cause BNY Mellon to suspend processing of the Transmitted File until BNY Mellon resolves the discrepancy to its satisfaction. You will bear all liabilities, damages, claims, costs, or expenses incurred by you resulting from such discrepancies or delay in processing the Transmitted File, and BNY Mellon will have no liability or responsibility for any such liabilities, damages, claims, costs, or expenses.

A GMP Deposit Request BNY Mellon receives shall not be considered accepted unless and until it executes such Global Mass Payment Deposit Request. After BNY Mellon processes each File it will make a confirmation report available through Electronic Banking Service or transmission detailing the amount debited to your Account, the value of the currency paid, any applicable exchange rate, and the identity of the Beneficiary and the corresponding Beneficiary’s account at the Beneficiary Bank.

BNY Mellon has no obligation to, and will not, notify your Beneficiary of the GMP Deposit Request or furnish any statement with respect thereto.

Returns

If BNY Mellon receives a returned payment valued at less than US $10,000 within fourteen (14) Banking Days after date of settlement, it will return the payment with the original rate applied. If BNY Mellon receives a returned payment after fourteen (14) Banking Days or valued at greater than US$ 10,000, it will apply the current daily rate. BNY Mellon will contact you the next Banking Day following receipt of a return notification.

Rejected GMP Deposit Requests

BNY Mellon reserves the right to reject or cancel any GMP Deposit Request at any time if it: (a) halts trading in the currency of the GMP Deposit Request; (b) determines in its sole discretion that a GMP Deposit Request contains errors or does not otherwise constitute your authorized GMP Deposit Request; (c) determines in its sole discretion that execution of the GMP Deposit Request would violate any laws, rules, regulations, or orders of any country applicable to the funds transfer (including OFAC); or (d) determines in its sole discretion that the Account does not contain sufficient Available Funds to cover the GMP Deposit Request. Except for GMP Deposit Requests not executed pursuant to Law, BNY Mellon will credit the amount of any GMP Deposit Request rejected before execution to your Account designated for such purpose if it previously debited the Account for the GMP Deposit Request. If a Beneficiary Bank returns the GMP Deposit Request after its execution, BNY Mellon will credit the amount of such GMP Deposit Request to your Account designated for such purpose when it receives the funds from the Beneficiary Bank. BNY Mellon may convert a foreign currency to your Base Currency to enable it to credit such a rejected or returned GMP Deposit Request.

Cancellation of Global Mass Payment Deposit Requests and Stop Payment of Drafts

You cannot adjust, stop, or cancel any GMP Deposit Request after you or your Agent submits the File containing such GMP Deposit Request to BNY Mellon. All Drafts are BNY Mellon’s instruments, and neither party may have any standing or ability to enforce a stop payment request on any Draft after its delivery to the payee or to a third party. BNY Mellon has sole discretion in determining whether to cancel any GMP Deposit Request or stop payment on any Draft. Any effort BNY Mellon makes to cancel a GMP Deposit Request or stop a payment of a Draft does so solely as an accommodation to you and it cannot accept responsibility if the GMP Deposit Request is not cancelled or if a Draft is ultimately paid. You must provide BNY Mellon with all relevant information as it may request to cancel a GMP Deposit Request or stop a payment on a Draft at your request. You agree to indemnify BNY Mellon and any Collecting Bank against, and hold it harmless from any loss, damage, cost, liability, or expense (including reasonable attorneys’ fees) arising from any action taken by it or any other bank in compliance with your request to cancel a GMP Deposit Request or stop a payment on any Draft, regardless of whether such request was then valid, binding, or effective under Laws or regulations.

Authorization

You must obtain a prior approval (“Authorization”) from each Beneficiary as required by the operating rules for the applicable clearing system that receives payments from you through the GMP Services before BNY Mellon will execute any GMP Deposit Request. Each Authorization will authorize you to initiate GMP Deposit Requests (or credit entries as defined in the operating rules) through BNY Mellon. Each time you initiate a GMP Deposit Request, you represent and warrant to BNY Mellon that; (a) the processing is timely and in conformity with a valid Authorization relating to such GMP Deposit Request; (b) you have no knowledge of a revocation of the Authorization relating to such GMP Deposit Request; and: at the time of such GMP Deposit Request you scheduled for processing to the Beneficiary, your Authorization has not terminated in whole, or in part, by operation of Law.

Payables Services: Paymode-X

Paymode-X is an electronic settlement network provided by BNY Mellon, in conjunction with its service provider Bottomline Technologies (de), Inc. as licensor and operator of Paymode-X that allows you to make business-business accounts payable transactions via ACH credit entries. The Paymode-X network maintains a database, including applicable banking information, of Vendors who have agreed to participate and receive electronic payments.

Definitions

Basic Enrollment means Vendors enrolled in the Paymode-X network who do not incur a Network Fee, as defined below. Transactions to participating Vendors are billed to BNY Mellon.

Network Membership Set-up Fee means a fee assessed to BNY Mellon, once per Client/Vendor relationship, for the Paymode-X membership associated with the Vendors who are in the Paymode-X Network as Basic Enrollments.

Network Fee means the amount that may be charged by BNY Mellon’s service provider to a Vendor to participate in the Paymode-X network.

Network Member means any business (including you) which has enrolled to become a member of the Paymode- X network.

Payer means a Network Member using Paymode-X to make payments to Network Members.

Payment means a single payment to a Network Member processed in accordance with a Payment Authorization provided by you.

Payment Authorization means a message transmitted electronically by Client to instruct Paymode-X to initiate a Payment from your Transaction Account for payment to a Vendor.

Paymode-X means collectively, the Paymode-X Systems, the Paymode-X Web Site, the Paymode-X materials, and the Paymode-X Services.

Premium Enrollment means Vendors enrolled in the Paymode-X network who incur a Network Fee; Payers are not billed for these transactions.

Transaction Fee means the Fee collected by service provider from BNY Mellon for payments made to Basic Enrollment Vendors.

Vendor means your vendor or service provider to which you make payments via Paymode-X.

Compensation/Revenue Share

Under the Paymode-X service Vendors may be required to pay the Network Fee to BNY Mellon’s service provider in exchange for receiving the electronic payments and associated remittance detail. Upon receipt of payment of the Network Fee, such service provider will pay BNY Mellon a fee or compensation based on a portion or percentage of such Network Fee. BNY Mellon’s service provider, on behalf of BNY Mellon, will pay you twenty-five percent (25%) of this fee in the form of a monthly revenue share.

Analysis of Your Vendors/Contacting Your Vendors

Paymode-X will work with you to analyze your current vendors for the purpose of (a) identifying matches to the existing Paymode-X database, and (b) projecting the approximate percentage of possible transaction conversion and revenue share generation. Strategy discussions will be held with you to mutually agree on the approach Paymode-X will take in contacting your vendors, however if you prefer that certain vendors not be contacted or handled in a certain manner, the Parties will mutually agree upon a specific approach. Paymode-X will then begin the process of contacting your vendors for concurrence in participation in the program. Vendors in the Paymode-X database may either (a) agree to automatically allow new Payers to begin paying at the same agreed upon fee which can commence upon start of the service, or (b) require that they are always contacted first when a Payer is implemented for their concurrence with Vendor’s participation in the program for such Payer.

Modifications to Your ERP/AP System

You will need to update your ERP/AP system to create a new ‘payment type’ for your Vendors that will be paid through Paymode-X. Paymode-X will provide you with a data file/spreadsheet of Vendors who have agreed to be paid by you via Paymode-X and will send an updated Vendor activation file weekly. Upon receipt of the Vendor activation file, you will add the assigned Paymode-X Vendor ID to your ERP/AP system. In addition, you will be responsible for providing and maintaining, at your own cost and expense, any equipment or hardware that may be necessary for you to be able to access Paymode-X. BNY Mellon shall provide you with any specifications that are necessary for you to be able to access Paymode-X. BNY Mellon makes no representations or warranties, and shall have no liability to you, with respect to any such equipment or hardware that you purchase or license, or communications services used, whether based on specifications provided by BNY Mellon or not.

Payment Process Flow/Funding Requirements/Funding Options

You will create a payment file in either: the standard file format or an agreed upon format, that will contain the Vendor name, Vendor ID, dollar amount of payment, all associated remittance information and securely transmit this file to Paymode-X. There is no limit to the amount of remittance information that may accompany the transaction. You must fund a designated account at BNY Mellon (account to be owned by BNY Mellon) with the total of your payment file prior to ACH transactions being originated to your Vendors. Funding options include (a) wire drawdown initiated by Paymode-X from a designated account owned by you either at BNY Mellon or another financial institution; (b) wire transfer initiated by you to the designated account at BNY Mellon; or (c) ACH Credit Entry initiated by you to the designated account at BNY Mellon.

When the funding has been received into the designated account at BNY Mellon, the ACH credits will be originated to your Vendors effective for the next Banking Day. Deadlines for payment files and funding shall be communicated to you from time to time.

Your Vendors will be able to receive and view remittance information via the following methods: (a) Paymode-X Online Portal, (b) electronic mail generated by Paymode-X, (c) customized accounts receivable file generated by Paymode-X, or (d) addenda records in a CTX ACH entry.

Paymode-X will monitor for and process any ACH returns that may be received, contacting Vendors as applicable to update banking information and re-sending the ACH Credit. Vendor will be requested to go into its Paymode-X profile and update its bank account information which is then verified by Paymode-X. Once verification is completed the payment is initiated back to Vendor by Paymode-X. If Vendor cannot receive the funds, they are returned to the Payer by Paymode-X.

Incorporation of Operating Rules, Privacy Policy, and Paymode-X Disclosure

These Terms and Conditions incorporate, and you agree to be bound by, all terms and conditions of (a) the Paymode-X Operating Rules, available at https://secure.paymode.com/policies/operatingrules.htm, (b) the Paymode-X Privacy Policy, available at https://secure.paymode.com/policies/privacypolicy.htm, (c) the Paymode-X Disclosure, which includes the Paymode-X Enrollment, Onboarding Trading Partners, and Client Cooperation Policies and Procedures as maybe amended as required by Bottomline Technologies (de), Inc.

Payables Services: Positive Pay, Positive Payee, and Reverse Positive Pay

BNY Mellon’s Positive Pay and Positive Payee services let you use magnetically encoded checks (“Positive Pay Items”) that include a serial number, transit routing number, account number, and dollar amount (“Issue Information”). Positive Payee Issue Information includes the payee of the check. By the cut off time, BNY Mellon must receive Issue Information by file transmission or other mutually agreed upon communication method. BNY Mellon will use the Issue Information received along with applicable instructions in making decisions regarding the payment or return of the presented checks.

A.            Positive Pay Service

During check processing, BNY Mellon captures the serial number, dollar amount, account number, and the payee of each Positive Pay item presented to it. If the data BNY Mellon captures does not precisely match the issue data, it creates a list of non-matching items (“Suspect Items”). BNY Mellon eliminates from this list any item with mis-encoded dollar amounts and makes an adjustment entry. BNY Mellon will repair a serial misread or mismatch and pay the item and the suspect report will not show the corrected item

BNY Mellon makes information available regarding the Suspect Items through the Electronic Banking Service or other mutually agreed upon communication method by the cut off time. You must decide to pay or return the Suspect Items by the cut off time. If BNY Mellon does not receive instructions regarding the payment or return of the Suspect Items by the applicable cut off time, it will follow the default instructions on the current Set-up Form.

Holdover Items are Positive Pay and/or Positive Payee items that BNY Mellon receives after the final presentment that it must process the same day. BNY Mellon will report these items as appropriate by telephone call or other mutually agreed upon communication method. If BNY Mellon cannot contact you, it will follow your default instructions on the Set-up Form.

Items captured in BNY Mellon’s normal check processing operation will include Items presented for payment that day and Items presented after the cut off time the previous Banking Day. For this Treasury Service, BNY Mellon will seek to match the serial number, dollar amount, and account number on Positive Pay items during its normal check processing operation with the Issue Information and the Payee’s name. BNY MELLON MAKES NO FURTHER EXAMINATION OF THESE POSITIVE PAY AND PAYEE ITEMS WITH RESPECT TO STALE DATES, FRAUDULENT OR MISSING SIGNATURES OR ENDORSEMENTS, OR MATERIAL ALTERATIONS. BNY MELLON CONSIDERS THESE POSITIVE PAY ITEMS AS BEING PAID SUBJECT TO APPLICABLE STOP PAYMENT ORDERS, ITS RIGHT OF OFFSET, AND THE AVAILABILITY OF ADEQUATE FUNDS IN THE ACCOUNT, provided the items are not Suspect Items as per your standing instructions.

Unless BNY Mellon fails to follow your standing instructions, you accept full responsibility for Items paid or returned in error if you do not give it issue information or fail to give it instructions to pay or not to pay Items on your suspect report. In addition, if you do not provide BNY Mellon with accurate Issue Information you accept full responsibility for items that it refuses to honor when presented to its offices.

Additional Service Features/Options

The Set-up Form sets out additional options for Positive Pay Services. A daily file is available containing the final disposition of items (paid or returned). If you select the following features or options, BNY Mellon will include additional information in the suspect report. If BNY Mellon does not receive instructions regarding the payment or return of the Suspect Items by the cut off time, it will follow the default instructions on the current Set-Up Form.

B.            Positive Payee Service

You must subscribe to the Positive Pay, Disbursement Image Services, and use BNY Mellon’s Account Reconcilement Service to use the Positive Payee Service. You must provide payee information for all Positive Pay Items according to BNY Mellon’s specifications. Failure to comply with the specifications will prevent the Positive Payee Service from functioning properly and will relieve BNY Mellon of any liability related to its compliance with the Positive Payee Service. If the data BNY Mellon captures does not precisely match the payee information you provide, it will create a list of non-matching Suspect Items after a review of images for alterations. BNY Mellon makes available the Suspect Items through the Electronic Banking Service or other mutually agreed upon communication method by the cut off time. You must make pay or return decisions by the cut off time. If BNY Mellon does not receive instructions regarding the payment or return of the Suspect Items by the cut off time, it will follow the default instructions on the current Set-up Form.

Release

BNY Mellon shall have no responsibility or liability if it pays any item precisely matching the issue data provided. If you later claim such Item was not properly payable due solely to a forged endorsement, then the Uniform Commercial Code will govern the rights and responsibilities of the parties hereto regarding such forged endorsement. Notwithstanding the foregoing, you release BNY Mellon and hold it harmless from all liability including liability related to obligations arising under Articles 3 and 4 of the Uniform Commercial Code or examination of Positive Pay Items presented for payment even if BNY Mellon has received authorized signature specimens or other instructions regarding the payment of the Positive Pay Items including instructions to return Positive Pay Items over a certain dollar amount. If BNY Mellon does not have accurate Issue Information regarding the Positive Pay Items at the time of presentment, you agree to hold it harmless from any and all claims made by third parties for loss or damage or for breach of security or breach of confidentiality of your data or records that may arise in connection with the performance of Positive Pay/Positive Payee Service, unless BNY Mellon fails to meet its Standard of Care. BNY Mellon does not fail to meet its Standard of Care if it does not examine checks for authorized signatures or not otherwise inspecting Positive Pay Items.

C.            Reverse Positive Pay Service

On each Banking Day BNY Mellon will create a list of items presented for payment against your Account (“Presented Items”) and provide such report to you by the applicable time. BNY Mellon will provide you with a daily account of Presented Items listing the Account number, check number, and amount plus any other information it mutually agrees to provide. BNY Mellon does not reconcile this report against the stop payment information that you may have previously provided. You shall review the transmission or Presented Items Report and verify that each Presented Item is correct and payable as presented. BNY Mellon will not undertake any means to verify the genuineness of any Presented Item listed on the transmission or the Presented Item Report including the verification of any signature appearing on the Presented Item and will have no responsibility to do so. If the information on the Presented Item Report shows an incorrect listing, you shall notify BNY Mellon before the applicable cut off time to reject any Presented Item and instruct it to return the Presented Item. You may request a copy of the Presented Item for further review. If BNY Mellon does not receive notice to return the Presented Item before the cut off time, it will pay the Presented Item provided you have Available Funds in the Account.

Payables Services: Tokenized Payments

BNY Mellon provides the Tokenized Payments Service in conjunction with its service provider, Zelle®, Zelle is a financial messaging network designed to allow users to make US dollar disbursements to consumer and small business recipients’ accounts in the US using the receiving party’s electronic mail address or mobile phone number in lieu of their transit routing number, account number, or other specific banking information. With Tokenized Payments, you can send Business-to-Consumer and Business-to-Small Business payments to any of your customers, clients, or counterparties who have an open and active bank account domiciled in the US regardless of whether their bank is a participating member bank with Zelle.

Payment Origination

Under Tokenized Payments, you will send BNY Mellon an origination data batch file in a format it designates as its Tokenized Payment system. This data file will contain information including the payee’s name and electronic mail address or mobile telephone number, the transaction dollar amount, remittance information, an optional mailing address for the payee, and the number of hold days. The remittance information in any data file submitted may reference only payment- related information and not name or reference any third parties outside of the sender and receiver of the payment. BNY Mellon prohibits any payment instructions on behalf of foreign affiliates, foreign subsidiaries, foreign parents, or other foreign entities from the Tokenized Payments Service. You may use the payee’s mailing address in conjunction with BNY Mellon’s default check issuance option as part of the Tokenized Payments Service. You may not provide a payee’s mailing address at a location outside of the US. The number of hold days indicates the number of days in which your customer must register with Zelle, and you designate within BNY Mellon’s provided parameters. Once BNY Mellon receives the data file, BNY Mellon will confirm the recipient’s registration with Zelle. BNY Mellon may add further origination options in the future, including online origination.

Payment Settlement

Settlement of payment will occur in the following scenarios:

(a)                                 If the recipient has not registered with Zelle, Zelle will notify the recipient via a text message or electronic mail that you have a payment pending. The notification will provide the recipient with detailed instructions on how to complete a one-time registration in order to receive payment. The notification will provide a link to Zelle’s online registration portal where the recipient can either: (a) select their bank from a list of direct participating banks; or (b) select their unlisted bank. In this scenario, the recipient will register directly on Zelle’s online registration portal. Upon completing registration, BNY Mellon will receive confirmation of registration. If the recipient does not complete registration within your defined hold period, BNY Mellon will either cancel the payment or default to another payment type based upon your preference.

(b)                                 If the recipient has registered, or registers after notification directly at an in-network bank or via the Zelle online portal:

i.                                          For in-network banks, BNY Mellon will send an ACH Credit transfer to the receiving bank’s central account with a reference to the respective network ID. The receiving bank will re-associate this ACH Credit Entry with the network ID and provide available funds to the recipient according to the Zelle Operating Rules and the Nacha Operating Rules and Guidelines. If you select the Expedited Payment option (as described below) for these payments, BNY Mellon will modify availability to the recipient in accordance with the Zelle Operating Rules.

ii.                                       For out-of-network banks, BNY Mellon will send an ACH Credit transfer directly to the recipient’s bank account. In this case, Zelle will also provide a notification of payment with the associated remittance information to the recipient.

(c)                                  If the recipient has registered with Zelle through the Zelle Mobile App, BNY Mellon will initiate an Original Credit Transfer (OCT) through the debit card network to provide funds to the recipient’s account. BNY Mellon will process all payments made through OCT as Expedited Payments by BNY Mellon. Associated restrictions, fees, and credit facilities specific to Expedited Payments will apply. The receiving bank will make funds available to the recipient in line with the Zelle Operating Rules and the requirements of the respective card network. BNY Mellon may settle these transactions through alternative channels once Zelle permits options other than OCT to network participants.

Manual Accept

In certain situations, BNY Mellon will not send the payment until your customer has manually accepted the payment based on notification from the member bank or Zelle. This scenario applies when the receiving bank elects to offer a manual acceptance of payment feature to the recipient of the payment. This may apply for registered users or for non-registered new users. In these situations, BNY Mellon will not originate the payment until notified that the consumer has manually accepted the payment. If the customer has not accepted by the time the number of hold days has expired, BNY Mellon will cancel the payment. You will have default options to either cancel the payment entirely or re-route the payment to another payment method.

Expedited (“Real Time”) Payments

BNY Mellon clients, based upon concurrence from BNY Mellon Treasury Services Credit Underwriting Department, may have the ability to elect to send Expedited Payments that can settle in minutes as opposed to the next day. Certain daily limits may apply in respect to Expedited Payments options as determined by BNY Mellon Treasury Services Credit Underwriting. If eligible, you will mark those payments that you would like sent as Expedited Payments. BNY Mellon will validate with Zelle if the payment is eligible as an Expedited Payment. The debit care network sends all OCT transactions as Expedited Payments. For those eligible, BNY Mellon will provide an Expedited Payment status to Zelle for the associated Expedited Payment. The receiving bank will provide Expedited Payment funds availability to the recipient according to the Zelle Operating Rules, and the rules associated with the respective clearing channel.

Cancels/Corrections

You may cancel non-expedited payments or modify the payment amount until the ACH network processes the item. If you cancel or modify the payment, BNY Mellon will send a cancelation notification to the receiver since they will have already received notice of the original payment. If you modify the payment amount, the receiver will receive a separate notice of the new payment amount. You may not make other adjustments including modifications to the routing or account number. You may not adjust for OCT payments or Expedited Payments as they are final and immediate upon issuance.

Returns

You can elect to have BNY Mellon automatically default a return item to another pre-defined payment method. If the default payment is a physical check, BNY Mellon will use the payee’s mailing address provided with the original payment instruction for check issuance. If you do not set a default payment method, the payment process will end with the return, and BNY Mellon will notify you by available optional reporting.

End of Day Status Report

You can elect to receive a nightly report of the status of all transactions. The Status Report will include all transactions received on the given day along with their status, as well as information pertaining to all items whose status has changed since the previous day, including any return items. The human readable version of the Status Report, available by electronic mail, will contain all items and their status, regardless of change in status since the previous day.

Credit

For non-expedited payments, existing ACH Credit Origination limits, funding requirements, and agreements will apply for ACH transactions. If BNY Mellon allocates a credit limit for ACH Credit Origination, you will have until the settlement date of the ACH transaction to fund your Account in accordance with your defined limits. ACH Credit Origination may require prefund or prepay requirements in certain cases where earlier funding is required.

For Expedited Payments, including all OCTs via the debit card network, BNY Mellon’s Treasury Services Credit Underwriting Department will determine if you are eligible for Expedited Payments and if so, will provide a maximum dollar daily threshold for such transactions. Existing ACH Credit Origination limits and requirements will continue to apply in addition to this maximum dollar daily threshold for Expedited Payments. If you have reached your maximum daily dollar threshold for Expedited Payments but are within your overall ACH Credit Origination limit, BNY Mellon will mark further ACH transactions as Expedited Payments and continue to process them as next day items. However, OCT payments will not continue to settle and will default to your defined exception process, which will either cancel the payment entirely or default it to another payment type.

Governing and Operating Rules

In addition to the terms set forth in these Terms and Conditions, you must comply with the operating and marketing rules of Zelle. To confirm such compliance, BNY Mellon may require prior approval of any marketing materials that refer to Zelle. If you fail to comply with Zelle’s operating rules, BNY Mellon may terminate your use of this Treasury Service.

Payables Services: Tax Payments

BNY Mellon’s Tax Payment Service lets you pay various taxes through ACH Credit Entries. The tax payments may include the Internal Revenue Service Electronic Federal Tax Payment System (EFTPS), federal, and state taxes. You provide BNY Mellon with the pertinent information such as: (a) the tax authority to receive payment, (b) the type and amount of tax, (c) the tax period and date, (d) the tax payment effective date, and (e) other information it may require. Use of the Tax Payments Service may require enrollment in the EFTPS payment system.

Profile Table (ACH Entries)

As part of the Tax Payments Service BNY Mellon creates and maintains your Tax Profile Table. The Tax Profile Table may include: (a) the states where you pay taxes; (b) the types of taxes you pay; (c) your applicable tax identification numbers; (d) each state’s receiving bank transit routing and account numbers; and (e) specific information and formal requirements for each state’s tax type. To change the Tax Profile Table BNY Mellon must receive any new information on the applicable letterhead signed by an Authorized Individual with as much advance notice as it may designate. If BNY Mellon determines you have not properly authorized an update to the information, it may refuse a request to amend the Tax Profile Table.

Tax Payment via ACH

Given the pertinent information within the applicable time requirements, you may initiate an ACH Credit Entry for the tax payment through the Electronic Banking Service.

Liability

BNY Mellon has no liability for any penalties or missed discounts associated with the tax obligations. You have responsibility for settlement of all tax payments initiated through the Tax Payments Service and agree to have Available Funds on deposit on or before the settlement day as BNY Mellon may require. You must also obtain payment and verification of receipt of tax payments. Because of the potential penalties associated with late payment of taxes, BNY Mellon recommends that you maintain an alternate method of making tax payments. BNY Mellon will notify you if a system failure requires you to use an alternate method of making tax payments.

Receivables Services: Accounts Receivable Check Conversion

The Accounts Receivable Check Conversion (ARC) Service lets you authorize BNY Mellon to initiate a one-time ACH Debit Entry to a consumer’s account for purchases or payments made to you through a lockbox or other means you provide.

Definition

For purposes of this Treasury Service, the following definitions apply:

ARC Entry means a one-time ACH Debit Entry initiated by BNY Mellon, as your agent, to a consumer account of your customer pursuant to a check (“Source Document”) provided to you through your lockbox or other collection method. A check qualifies as a Source Document if it conforms to the requirements stated in the Nacha Operating Rules as amended from time to time.

Consents and Notices

You must obtain all consents and authorizations and provide the notices required by the applicable Nacha Rules so that BNY Mellon can provide you with ARC Entry services. You agree to retain all applicable consents, authorizations, and notices for the time period required by the Nacha Rules and provide BNY Mellon with copies of such documentation upon request. Specifically, but not in limitation of the foregoing, you must provide notice to your customers that the receipt of their checks authorizes BNY Mellon to use the checks as Source Documents for ACH Debit Entries to their account at their financial institution. Notwithstanding checks and drafts already excluded by the Nacha Rules, you can block certain customers from ARC Debit Entry initiation by providing BNY Mellon with the required information it requests.

Authorization

By agreeing to these Terms and Conditions and using ARC services, you authorize BNY Mellon as your agent to initiate ARC Entries, and you have full responsibility for any Payment Order or ACH Debit Entry issued in your name in good faith compliance with these Specific Terms and Conditions.

Rules and Regulations

The rules, regulations, or bylaws regarding the funds transfer system BNY Mellon uses to process your Payment Orders will govern the parties, unless modified by these Specific Terms and Conditions.

ACH Entries

The source documents for ACH Debit Entries must comply with the Nacha Rules for BNY Mellon to transmit ARC Entries through an ACH system. For example, each source document must designate all required information such as account number, routing number of the Receiving Depository Financial Institution (RDFI), and the specified dollar amount of each entry. BNY Mellon shall have no obligation to process any source document provided to it with missing or incorrect information as well as any source documents where the system cannot capture the information.

When BNY Mellon initiate an ARC Entry for credit to your Account, it follows its policies as amended from time to time. BNY Mellon reserves the right to delay or adjust availability with or without notice to you. All credits to your Account remain provisional pending final settlement or payment.

Changes

If you need to change a file or modify any Debit Entry, two or more Authorized Individuals must approve the change. If you make a change through the Electronic Banking Service, you must follow the Security Procedures of these Terms and Conditions. A change may require remaking a file. BNY Mellon may attempt to implement your change request prior to presentation, but it cannot guarantee it. BNY Mellon cannot adjust or cancel any entry after it presents the entry to the ACH Network and shall have no liability for a change request made after presentation.

Returns

BNY Mellon provides reporting of a returned ACH entry no later than one (1) Banking Day after the Banking Day it receives it. BNY Mellon has an automated returns environment for ARC and processes incoming returns in accordance with your instructions. You may have the return re-presented, sent out as a draft or image replacement document for collection, or returned to you for accounts receivable reversal. If BNY Mellon receives a return on an ACH Debit Entry it initiates, it will not attempt a second collection on a returned ACH unless you request it, but it may refuse to honor the request. BNY Mellon will charge or credit your returned ARC Entries to your Account on the Banking Day it receives notice or as soon as practicable thereafter. BNY Mellon may also exclude any returned item from future ARC conversions.

Receivables Services: Bill Pay Advantage

BNY Mellon’s Bill Pay Advantage Service (“Bill Pay Advantage”) provides an electronic bill presentment and payment (EBPP) solution designed to replace paper bills and payments. Bill Pay Advantage is Payment Card Industry (PCI) and Health Insurance Portability and Accountability Act (HIPAA) compliant service that undergoes regular SOC 1 Type II or equivalent control audits. Bill Pay Advantage offers a multi-channel secure solution that supports EBPP using ACH, most major credit and debit cards, and similar payment methods. BNY Mellon receives and captures your customer’s payment information and automatically processes payments with your financial institution and credit card processor. BNY Mellon then provides you with automated Account Receivable (A/R) files for system updates and ACH funding to your bank account(s).

Bill Pay Advantage (i) offers the flexibility to brand your site with your company’s logo, colors, and menu options, as well as, tailoring the presentment and payment options to your business needs and requirements; (ii) supports multiple systems of integration including fully hosted, Single Sign On (SSO) authenticated via Security Assertion Markup Language (SAML), Secure Hand Off (SHO) authenticated via SAML, APIs, and file integration; (iii) supports flexible payment channels including internet (WEB), interactive voice response (IVR), call center (CSR), and mobile; (iv) supports summary bill presentment, HTML detailed presentment, and PDF presentment; (v) supports one-time, recurring, and future dated payments and the ability to view and pay multiple bill/invoices at one time; and (vi) offers a remittance file that can be downloaded and other reports that can be accessed to aid with payment and deposit reconciliation.

Service Options

CSR Application. The CSR application is a fully hosted Admin application. Options available in the Admin interface include management of customer information (including enrollment, setup recurring payments and management of payments), and reporting (including payment history, reconciliation, pending payments and recurring payments). All reports are updated in real time and available at any point.

WEB Portal. The WEB Portal is a self-service portal for payments. Available options include custom branding, bill presentment, payer enrollment, SSO, one-time payments, recurring payments, and payment wallet. In addition, BNY Mellon provides an administrative interface that includes payment input, payment management, enrollment of recurring payments, and reporting. All reports are updated in real time.

Multi-Lingual IVR. The IVR is a hosted, automated voice system payment solution that allows your customers to enter transactions directly into the payment database. The IVR provides an integrated, branded voice payment capability that requires minimal effort by your organization. You provide your customer data files to BNY Mellon on a periodic basis so that it can validate the customer account number and automatically enter appropriate customer data on each transaction. BNY Mellon’s IVR will then prompt your customer for required variable data fields by touch pad entry, proceed to process the payment, and finally provide a reference number to the customer. This solution is available in English, French, and Spanish.

Service Features

Responsive Design. Responsive design is a web design technique designed at allow webpages to be viewed and navigated with minimal sizing, panning, and scrolling across a wide range of devices, including desktops, smart phones, laptops, and tablets. Responsive design enables an improved user experience across different screen sizes and orientations while maintaining the custom look and feel of your website.

Flexible Payment Methods. Bill Pay Advantage can be configured to accommodate a variety of payment methods, including ACH bank account payments as WEB, CCD, PPD, or TEL transactions; credit card payments; debit card payments; and online payment methods.

ACH Entry Classes. Bill Pay Advantage supports the Nacha Entry Classes listed below. You are responsible for confirming the appropriate ACH Entry Class from the list provided above for a particular transaction and for being aware of and complying with the Nacha Rules associated with each ACH Entry Class.

TEL: Telephone-Initiated Entry. Transactions authorized on a one-time basis and obtained via telephone (call center) or automated voice system IVR/VRU.

WEB: Internet-Initiated Entry. Transactions authorized on a one-time basis and obtained via the Internet.

PPD: Prearranged Payment and Deposit. Payers grant authorization to debit their accounts as bills become due.

CCD: Cash Concentration or Disbursement. Corporate trade (business-to-business payments).

Automated Delivery of ACH Settlement Files. Bill Pay Advantage currently supports direct bank interfaces to several leading banks. If you have deposit accounts at these banks you may elect to have your ACH transactions sent to these banks directly by Bill Pay Advantage’s standard end-of-day processing. You must have your own account and ACH processing relationships with the selected bank, which is independent of your agreement with BNY Mellon.

Nacha Standard File Creation. Bill Pay Advantage will create the Nacha standard ACH file and send it to your financial institution for processing.

Accounts Receivable Posting File. Bill Pay Advantage can (a) create a posting file and make it available to you at a mutually agreed upon cut off time; (b) deliver or make available for pick up a posting file via SFTP; (c) “push” the file directly to you; or (d) include the file in your daily BNY Mellon lockbox file. The file may contain all payments posted or other information as agreed between you and BNY Mellon. You may use this file to electronically post all payments to your accounting, billing, or other customer management systems.

ACH Returns File. Bill Pay Advantage automatically processes returned item files received from financial institutions. Returns will be included in your posting file and/or you may view or export them using the available reports. You may use either the ACH Returns File or the ACH Returns Report to monitor and process returned items.

Notification of Change. Notification of Change is an option available at the biller level. If enabled, it allows you to receive notifications for any ACH items returned by the financial institution because of a Notice of Change (as defined by the ACH industry). BNY Mellon will automatically create and submit a corrected item with the corrected replacement ABA Number/Account Number when a Notice of Change occurs. Bill Pay Advantage also maintains a database of such corrected ABA/Account Numbers and will automatically update new payment items added subsequently to your database to prevent further such returns on the affected ABA/Account number. In this event, the replacement ABA/Account Numbers will always be substituted in the ACH file for the ABA number entered by you or your customers.

Credit Card/Debit Card Processing. Bill Pay Advantage provides access to selected leading third parties that provide credit/debit card processing services. Transactions are routed to the selected third-party payment processors in real-time, using Bill Pay Advantage’s dedicated high-speed links or the internet, upon entry into the database. Upon receipt of an authorization response message from the third party, the authorization result is indicated in the payment record in the database. All approved transactions will be processed for draft capture/settlement at end of day cut off time. You must establish your own credit card processing merchant account with a third-party processor, which is independent of the client agreement with BNY Mellon.

Mobile Wallet. The Mobile Wallet billing and payment offering through Bill Pay Advantage enables direct engagement with your customers. Mobile Wallet allows you to push bills/invoices to your customers’ mobile phones and provide timely notifications.

Real/Near Real Time Post Back. You can keep your customers constantly informed with Real Time Notifications, which can be provided to your systems when select events occur, such as a customer makes an ACH or card payment, etc.

Reporting. Reports are accessible through the Bill Pay Advantage CSR Application. The application provides a rich set of reports specified by date range and other filtering options. All reports are updated in real time and available at any point.

Convenience Fee Processing. Bill Pay Advantage provides the option to bill the payer (your customer) a fee in addition to the bill amount due consistent with card association and any applicable regulatory requirements.

Your Representations, Warranties and Agreements

You represent and warrant that the performance of your obligations and use of Bill Pay Advantage will not cause a breach of any agreements between you and any third parties.

You agree to provide a technical environment for the appropriate access to and use of Bill Pay Advantage and the Treasury Services hereunder. You acknowledge that BNY Mellon is not responsible for obtaining or selling to you the hardware, Internet access, or any stand-alone third-party software that may be required to meet this requirement, or for providing maintenance or support thereof.

You agree that each transaction submitted by your customer accessing Bill Pay Advantage shall represent a true, accurate, bona fide, duly authorized, and legal transaction between you and your customer.

You agree to comply with all instructions and directions provided by BNY Mellon with respect to the operation of Bill Pay Advantage as well as all applicable Laws.

Receivables Services: Lockbox (Retail, Wholesale, and Wholetail)

BNY Mellon’s lockbox services let you direct customers to send payments to a geographically selected post office address. BNY Mellon then picks up the mail, process the remittances according to the instructions (“Operating Instructions”) on file, makes deposits, and provides daily reports of deposit information.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Automated Wholesale Lockbox Service means the electronic receipt of remittance information for automated updates to an accounts receivable system or for reporting purposes.

Wholetail Lockbox Service means a combination of Wholesale, Automated Wholesale, and Retail Lockbox Services.

Retail Lockbox Service means consumer payments generally made in smaller dollar amounts and higher volume than the Wholesale Lockbox payments and accompanied by a scannable remittance document.

Wholesale Lockbox Service means business-to-business payments made in generally large dollar payments, which may contain large amounts of remittance information.

Initiating Lockbox Services

In accordance with your Operating Instructions, BNY Mellon establishes a post office address and uses this address when giving remittance instructions to those who may send payments to the lockbox. BNY Mellon agrees to use your existing United States Post Office Box address to provide services under these Terms and Conditions. You should not use this address as the return address for outgoing mail to your customers.

Processing Remittances

BNY Mellon collects and opens mail sent to the post office address and processes remittances according to your Operating Instructions. If BNY Mellon agrees to accept “All Payees” upon your written request, you warrant that you have authorization from the payee to process their items. You agree to indemnify BNY Mellon and hold it harmless from and against any claims, action, liabilities, losses, damages, or costs that relate to or arise from its processing the payee’s items. Per your Operating Instructions BNY Mellon will process your card authorizations received through the lockbox. You represent to BNY Mellon that you will comply with all rules, regulations, agreements, and policies of the card association, issuer, and payment networks and you have sole and exclusive responsibility for such compliance. BNY Mellon may use a third-party service provider to process, settle, and provide reports on these types of card transactions. If BNY Mellon cannot process the card transaction, it will return it to you. Neither BNY Mellon nor the service provider shall have any liability or obligation to you arising out of the payment or nonpayment of the card transaction.

Endorsements

You authorize BNY Mellon to endorse all checks processed for deposit similar to the following example “Credit to the Account of the Within Named Payee Payment Accepted Without Prejudice Absence of Endorsement Guaranteed”.

Deposits for Wholesale, Automated Wholesale, Wholetail, and Retail Lockbox Service

BNY Mellon prepares checks for deposit in the applicable Account with it or other financial institutions. BNY Mellon may make these deposits periodically throughout each Banking Day and reflect the total amount of the items processed in accordance with your Operating Instructions. The credit and collection of these checks are subject to the same terms and conditions as deposits made directly by you. You may establish and maintain an Account with BNY Mellon or at a designated local clearing bank. You accept responsibility for all accounts held in your name such as monitoring balances, verification of funds transfer, verification of adjustments, and account reconcilements. A clearing bank may perform a credit review of the business activity. Because of this credit review, you may need to maintain a balance or meet the clearing bank’s credit requirement regarding the account. You accept responsibility for maintaining a balance or meeting the credit requirement and agree to bear any costs associated with it, including the cost to transfer the account to another clearing bank. BNY Mellon prepares checks for deposit in your Account with it or via image cash letter to your account at your designated depository institution. BNY Mellon may make these deposits periodically throughout each Banking Day and reflect the total amount of items processed in accordance with your Operating Instructions. The credit and collection of these checks are subject to the same terms and conditions as deposits made directly by you.

Reports

Each Banking Day, BNY Mellon captures and reports remittance data according to your Operating Instructions. You may use the Electronic Banking Service, or another communication method mutually agreed upon to receive remittance information daily. If BNY Mellon cannot send or you cannot receive a transmission, it holds the processed remittance data until the problem resolves, or it makes other arrangements with you.

Records

BNY Mellon follows established procedures in maintaining records of checks received at your post office address.

Processing Errors

Occasional processing errors can occur that may cause your Account to reflect incorrect balances. BNY Mellon will take the necessary action to correct these errors. BNY Mellon has no liability for any losses, liabilities, or damages resulting from your customers’ receipt of erroneous credit balances due or from your customers’ terminating their relationship with you.

Limitation of Liability

Under no circumstances including BNY Mellon’s default with respect to a performance obligation for the Treasury Services shall BNY Mellon be responsible or liable for identifying or failing to identify stale-dated and post-dated checks or checks specifying “payment in full” (or similar statements) in your mail. BNY Mellon may negotiate checks specifying “payment in full” or similar statements that could adversely affect your ability to collect any balance owed on the related liability. BNY Mellon makes no representation or warranty that it will apply an endorsement intended to preserve your rights to collect the full amount owed or that any endorsement that applies to an item will preserve your right to collect the full amount owed. You assume all risks of negotiation of such items.

BNY Mellon’s receipt of the mail does not make it a bailee of the payment documents. The payment documents deposited and part of the balance in your Account creates a debtor creditor relationship that normally exists between a depository bank and its depositors. If you are a governmental entity, you agree that in performing lockbox services BNY Mellon does not act as an agent for the collection of taxes. If your mail includes checks payable or endorsed to a party other than you (“Third Party Payee”), in addition to the representations and warranties you made regarding third party checks, you represent and warrant to BNY Mellon that: (a) you have obtained written authorization from each Third Party Payee for it to endorse the Third Party Payee’s checks as payable to you and to deposit the items into your Account; (b) the Third Party Payee authorization includes an assignment to you of all of the Third Party Payee’s right, title, and interest in and to each of the Third Party Payee’s checks; (c) you will retain a copy of each Third Party Payee authorization for at least seven (7) years after the termination of the Treasury Services and will provide a copy of any authorization upon request; and (d) you retain each Third Party Payee’s authorization at all times that BNY Mellon provides the lockbox service.

Cancellation of a Lockbox

To close a lockbox, you must submit the request by the billing cut-off date (the last business day of the month in which the box closes) for the final billing to occur for that month. If BNY Mellon receives the request after that date, you remain responsible for any fees incurred during the following month’s billing cycle. The lockbox billing cycle differs from the account statement cycle. BNY Mellon will assess you with a fee associated with handling and forwarding any mail received in the lockbox after it closes the lockbox and for any obligations including check photo requests, research, and adjustments.

Optional Services

Automated Lockbox Consolidation. You may utilize the Automated Lockbox Consolidation Service to consolidate certain information relating to checks received at your various lockboxes at other banks. You will provide a list of lockbox banks and lockboxes for BNY Mellon to consolidate information. After satisfactory testing BNY Mellon will agree to receive one (1) transmission per Banking Day from each lockbox bank previously specified. BNY Mellon will receive transmitted receivable information relating to deposits made on Saturday or Sunday or applicable bank holidays the following Banking Day. BNY Mellon will translate data received from the lockbox banks as necessary to comply with the requested output format and will not include receivable information, which fails its edits in the transmission. BNY Mellon will edit, consolidate, and make available transmission on the next Banking Day if your lockbox bank provides the receivables information in the proper format by the cut off time as specified in the Operating Instructions. BNY Mellon will collect and hold transmissions received after the cut off time and transmit it on the next Banking Day. BNY Mellon does not make data transmissions on Saturday, Sunday, or designated bank holidays. BNY Mellon will make transmission to you by a mutually agreed upon communication method. BNY Mellon will contact your lockbox bank on the Banking Day following a transmission if it has a problem regarding the transmission, and it will request a corrected retransmission with the next Banking Day’s transmission.

Receivables Services: Domestic Remote Deposit

BNY Mellon’s Domestic Remote Deposit Service lets you submit electronic check images and associated documentation and information in lieu of the original checks for deposit to your Accounts. You acknowledge that all scanning is done within the U.S. and that Domestic Remote Deposit Service may not be used for any check that does not contain valid MICR data printed on the original check with magnetic ink.

Definitions

Words and phrases defined under the Check Clearing for the 21st Century Act, 12 U.S.C. §§ 5001-5018 (“Check 21”) and Regulation CC of the Board of Governors of the Federal Reserve System, 12 CFR Part 229 (“Regulation CC”), as in effect from time to time, including the term “substitute check” have the same meaning in these Terms and Conditions as therein.

Service Options

Scanning Option. You must obtain certain equipment, computer software, and telecommunication services that BNY Mellon may specify or supply from time to time in order to use the Scanning Option. You acknowledge that BNY Mellon does not produce or manufacture such equipment, software, and services. You have sole responsibility for the performance and adequacy of the equipment, software, and services.

Business Mobile Option. You must have a camera-equipped mobile device that runs on the operating systems BNY Mellon specifies from time to time to use the Business Mobile Option. You must download the BNY Mellon Business Mobile application from the application store compatible with your operating system. You must agree to be bound by the terms and conditions that appear on the screen of the mobile device after the application is downloaded to your device.

Regardless of the option used, Domestic Remote Deposit Service is only available for use by clients physically located in the US who are depositing checks to their US-based Account. For clarity, you represent and warrant that (a) all scanning will be conducted by you at locations in the US, (b) you will only scan checks drawn on institutions located and licensed in the US, (c) you will not scan checks from your Affiliates or subsidiaries located outside the US at your US location, and (d) no other party may have endorsed the check.

Use of Domestic Remote Deposit Services

You shall submit electronic images and data to BNY Mellon in such format and with such associated check information as it may specify from time to time. You must select and have responsibility for the appropriate Account to receive credit, entering all amounts and any other required information correctly, checking such amounts and other information for accuracy, and inspecting all images and data prior to transmitting to BNY Mellon to ensure electronic image and data quality. You understand that BNY Mellon accepts electronic check images and data on the date its systems receive your file and display an acknowledgement of the file’s acceptance. BNY Mellon may reject any single check image or group of check images for any reason before or after confirmation. BNY Mellon shall process such files for deposit at a mutually agreed upon time. BNY Mellon will make deposits available in accordance with BNY Mellon’s Funds Availability Schedule. If BNY Mellon provides any software in connection with Domestic Remote Deposit Service, you may use and install such software on a production machine and as necessary for back-up and contingency purposes. Except as expressly permitted by these Terms and Conditions you may not provide the software to an Agent without BNY Mellon’s prior written consent which it may condition upon such Agent’s agreement to acceptable contractual terms.

Your Warranties to BNY Mellon and Agreements with BNY Mellon

Upon presentation of an electronic image file to BNY Mellon, you represent and warrant to the following: (a) All images of items and related data contained in that file satisfy all requirements of Check 21 and Regulation CC for the creation and further transferring for collection of substitute checks, including the image and data containing an accurate representation of all information on the front and back of the original item at the time such item was transformed into an image and all endorsements collected on the item up until the time that the item was converted into an image. (b) Once you have transmitted an electronic image file to BNY Mellon, you will not present for payment either the original paper check or any physical copy of the check against the maker of the check, and you will not request any person or institution to make payment on such item. Additionally, and without limiting the foregoing, by sending electronic image files of items to BNY Mellon you make all additional warranties that BNY Mellon makes under Law.

Transfer Services: ACH Origination

BNY Mellon’s ACH Origination Services consist of ACH Corporate Originations, Direct Deposits to US domestic accounts and international (non-US) accounts, and Pre-Authorized Payments. With BNY Mellon’s ACH Corporate Origination Service, you can initiate ACH Credits or ACH Debits to designated Receivers. You can also initiate domestic and international ACH Credits to make recurring payments to designated Receivers with the Direct Deposit Service. With the Pre-Authorized Payment Service, BNY Mellon can debit your customer’s account in a designated amount if your customer authorizes you to make such debits or withdrawals. BNY Mellon will credit your Account for ACH Debits. BNY Mellon does not withhold from the designated amounts any funds for income tax or any other purpose.

Definitions

Capitalized words have the meaning given them in the Nacha Rules unless otherwise defined in these Terms and Conditions.

Certain Rights

BNY Mellon may require Account funding before initiating any live entry. BNY Mellon may require such funding at the time of receipt of the file or at a future date. If the designated Account does not have sufficient Available Funds BNY Mellon reserves the right not to process the transaction. BNY Mellon also reserves the right to suspend any ACH Origination Service.

Nacha Requirements

You must obtain all necessary consents and authorizations before BNY Mellon can provide the ACH Origination Service. Nacha Rules require you to obtain prior approvals from each Receiver whether you send regular periodic payments to the Receiver or the Receiver permits you to make withdrawals from their account. If the Receiver permits withdrawals from their account, Nacha Rules require an authorization from the Receiver in writing or other acceptable manner and retained for a specified time. Upon request, you agree to provide BNY Mellon copies of such consents and authorizations.

ACH Entries

BNY Mellon must receive the ACH Credit Entries and ACH Debit Entries that designate the recipient accounts and all required information such as account number and Receiving Depository Financial Institution (RDFI) and specify the date and dollar amount of each entry and other information it may request from time to time. Depending upon the ACH Origination Service selected, the transmission will occur through a mutually agreed upon communication method prepared in accordance with the Nacha Rules, unless BNY Mellon agrees otherwise. An ACH Credit Entry or Payment Entry means your direction authorizing BNY Mellon to initiate an order or request for deposit of funds to the Receiver’s account. An ACH Debit Entry or Collection Entry means the payment of funds that BNY Mellon receives from the Receiver to your Account. BNY Mellon pays or receives these funds to or from the Receiver’s accounts held and maintained at one or more financial institutions that have agreed to accept ACH Credit Entries or ACH Debit Entries through the ACH Network. If BNY Mellon receives an International transaction through these processes, it may have delays in processing, settlement, or availability due to enhanced scrutiny on these types of transactions.

Supply Control Totals

Within one (1) hour of BNY Mellon’s receipt of the ACH file, you must provide the Control Totals. BNY Mellon will review the file, validate it against your Control Totals, and notify you of any discrepancy.

ACH Debit Entries

BNY Mellon will follow established procedures as amended from time to time when initiating an ACH Debit Entry to your Account. BNY Mellon may delay the availability of funds with or without notice to you. An ACH Credit Entry will remain provisional until BNY Mellon receives final settlement or payment. When debiting a consumer account, valid authorization and authentication must be available upon request of the receiver bank.

Internet Authorized Transactions

Nacha has established ACH standard entry codes for Internet-initiated entries (“WEB Entries”). You must obtain a consumer’s consent and authorization prior to originating the WEB Entries. Nacha requires your implementation of certain security technology for transmitting data. You must audit your website in accordance with Nacha Rules and certify the required audit’s completion to BNY Mellon. You agree to provide BNY Mellon a copy of the audit within ten (10) Banking Days of its written request. You must contact BNY Mellon before initiating any WEB Entries. If you do not properly transmit the WEB Entries to BNY Mellon, the batch or file may reject and delay the payment process.

Reversing File

If you discover an error in the ACH file or an ACH Credit Entry or ACH Debit Entry, you may direct BNY Mellon to initiate a reversing entry within the time and manner prescribed by the Nacha Rules. You agree to reimburse BNY Mellon for all costs and expenses incurred by implementing a reversing file or a reversing entry including all costs associated with the indemnification provisions of the Nacha Rules.

Change Requests

If you need to make an addition, correction, or deletion (“Change Request”) to an entry before acceptance, two (2) people designated on the applicable Set-up Form may approve the Change Request. If you make a Change Request through the Electronic Banking Service or other mutually agreed upon communication method, you must follow the Security Procedures provided in the General Terms section of these Terms and Conditions. A Change Request may require the remaking of a file. After BNY Mellon has validated the remade file against the Control Totals, it may attempt to fulfill any Change Request to the file. BNY Mellon will have no liability if it cannot fulfill the Change Request or if it makes an error in attempting to fulfill the Change Request. BNY Mellon may attempt to implement the Change Request prior to presentation but it cannot guarantee its success. BNY Mellon cannot adjust or cancel any entry after it has presented the entry to the ACH Network and has no liability for a Change Request made after presentation of the entry.

Credit to a Customer

An RDFI may not credit its customer’s account until it receives final settlement or payment. If this occurs, you have not made a payment for ACH Credit Entry until final settlement.

Returns

BNY Mellon provides reports via Electronic Banking Service or other mutually agreed upon communication method of a returned ACH Credit Entry or ACH Debit Entry no later than one (1) Banking Day after the Banking Day it receives it. BNY Mellon will not attempt a second collection or redeposit on a returned ACH Debit Entry it initiated unless you request it, but it may refuse to honor the request. BNY Mellon does not attempt to resend returned ACH Credit Entries. BNY Mellon will charge or credit a returned ACH Credit Entry or ACH Debit Entry to your applicable Account on the Banking Day it receives notice of it or as soon as practicable thereafter. You can request that BNY Mellon systemically dishonor any returned ACH Credit Entries or ACH Debit Entries presented as duplicate ACH entries or on an untimely basis. Nacha Rules will determine the timeframes for dishonoring an untimely return entry by return reason code. You attest that you will not suffer a financial loss by not having the return entry dishonored. You agree to indemnify and hold BNY Mellon harmless from and against any claims, action, liabilities, losses, damages, or costs that relate to or arise out of its dishonoring the returned ACH Credit Entry or ACH Debit Entry.

International ACH Transactions

As part of the ACH Origination Service BNY Mellon offers a service called International ACH Transaction (IAT) Service. The Bank Secrecy Act requires the classification of payments transmitted to, or received from, a financial agency outside the territorial jurisdiction of the US as an IAT Travel Rule information in order to complete a required OFAC scan. Without limiting any other provisions of these Terms and Conditions, you shall hold BNY Mellon harmless and assume all foreign exchange related risks with respect to: (a) any ACH Credit Entry or ACH Debit Entry transmitted pursuant to the IAT Service; and (b) any subsequent return for any reason of an ACH Credit Entry or ACH Debit Entry transmitted pursuant to the IAT Service. In addition to the Nacha Rules you agree to be bound by and comply with any rules or regulations promulgated by any international or foreign entity that govern applicable funds transfers.

Third Party Processors

If you provide ACH Service for your customers acting as ACH Originators, you must have a contract with your customer requiring it to comply with the Nacha Rules. If a third or intermediate party interacts between you and your customer, then you must ensure that both parties agree to comply with the Nacha Rules. You agree to provide BNY Mellon a list of your customers and other parties involved in the ACH Origination Service upon request. You, your customers, and any third parties involved in the ACH Origination Service agree to follow BNY Mellon’s established procedures. BNY Mellon reserves the right to refuse its ACH Origination Service or discontinue it to any of your customers at its sole discretion. BNY Mellon will determine on a case-by-case basis whether to provide prior notice of any discontinuation. Notwithstanding any provision in any service agreement, you may enter into with your customer you hereby waive and release BNY Mellon from any claims or causes of action you may have against it arising from any such service agreement between you and your customer.

Optional Services

ACH Origination Notice of Change/Returns Filter Service. BNY Mellon captures applicable (a) entries that the RDFI returns to the Originator because it could not process the entry and includes the reason for each return in the form of a “return reason code”, with reasons for such returns include account closed, invalid account number, and non-transaction account (“Returns”) and (b) request sent by a RDFI to inform the Originator of an error in the information of an entry and includes the correct information with the request to assist the Originator in making the change (“Notification of Change” or “NOC”) for all of its ACH Origination Service clients and stores them in a file of all notifications of change stored in accordance with BNY Mellon’s current retention schedule (“NOC/Return Warehouse”). BNY Mellon accepts ACH origination entries on your behalf and compares your ACH payments to its NOC/Return Warehouse file. You may select one of the following options:(a) utilize this service to reject all matched Returns and NOCs; or (b) reject matched returns, swap NOC information, and re-originate the payment with the updated information.

You authorize BNY Mellon to perform the following functions based on your instructions:

Reject Only: You will receive the ACH audit trail report that identifies details of all adjustments or unprocessed originated items (“Rejects”) made to your ACH origination batch file. When BNY Mellon receives your origination file, it will identify entries that match a previously received Return or NOC within a specified time period and will reject payments that match the Return or NOC Warehouse File. BNY Mellon will notify you of any Rejects by the ACH audit trail report.

Swap Only: You will receive the ACH audit trail report that identifies details of all adjustments or Rejects made to your ACH origination batch file. When BNY Mellon receives your origination file, it will identify entries that match a previously received Return within a specified time period and will reject payments that match the file of all returns stored for three hundred sixty-five (365) days in accordance with BNY Mellon’s current retention schedule (“Return Warehouse File”). When BNY Mellon receives your origination file, it will also identify entries that match a previously received NOC within a specified time period and will swap your original payment information with the updated payment information from the NOC warehouse file. BNY Mellon will notify you of any Rejects or Swaps via the ACH audit trail report, when “Swap” means a process that replaces the incorrect entry information with the correct entry information, by utilizing the information received from a notification of change.

. Swaps may settle on a different Banking Day than a Reject. BNY Mellon sends multiple files to the ACH Network throughout the day. If BNY Mellon processes your file in a late window, as specified to you from time to time, it may process Swaps generated from your file on the next Banking Day. You also have the option to filter payments using only your previously received Returns and NOC or using BNY Mellon’s complete NOC warehouse and Return warehouse files.

Local: Whether you choose to Reject or Swap, BNY Mellon will only compare your originated payments to Returns and NOCs previously received by you as the Originator.

Global: Whether you choose to Reject or Swap, BNY Mellon will compare your originated payments to Returns and NOCs previously received by its Originators.

The RDFI warrants the accuracy of its NOCs and Returns pursuant to the Nacha Rules and has no liability if the RDFI sends incorrect data to BNY Mellon and it acts upon their incorrect data. BNY Mellon may change the Return warehouse file in accordance with the RDFI’s instructions. BNY Mellon will have no liability for a change request after it processes the payment. Without limiting any provision of these Terms and Conditions, you hold BNY Mellon harmless and indemnify it from any liabilities, losses, claims, or damages, including reasonable attorneys’ fees, it incurs because of either rejecting or swapping entries based upon your instructions according to its Standard of Care.

Transfer Services: Real-Time Payments

With BNY Mellon’s Real-Time Payments Service (RTPS), you can initiate real-time messages and Payment Instructions to effect the final and irrevocable settlement of funds transfers from your Account to third parties in real-time, twenty-four hours a day, seven days a week, fifty-two weeks a year through the Real-Time Payments System (“System”) maintained by The Clearing House (TCH). You may also receive funds transfers and real-time messages from third parties through the System. In delivering the RTPS, BNY Mellon follows the Real-Time Payments Participation Rules and the Real-Time Payments Operating Rules as issued and amended from time to time by TCH (collectively, the “System Rules”), all of which are incorporated by reference into these Terms and Conditions. You shall keep a current copy of the System Rules and follow them, as they apply to you.

Definitions

Capitalized terms used in this section but not defined in these Terms and Conditions shall have the meaning given them in the System Rules.

Compliance with System Rules

You agree (a) to comply with all applicable System Rules as amended from time to time; and (b) that you will take no action in connection with the RTPS inconsistent with or in violation of the System Rules. BNY Mellon will have no obligation to take any action that is inconsistent with or in violation of the System Rules.

Compliance with Instructions and Guidelines

You will comply with such instructions and guidelines BNY Mellon provides to you from time to time in connection with its delivery and your use of RTPS. BNY Mellon may change such instructions and guidelines upon thirty (30) days’ notice. However, it may provide fewer than thirty (30) days’ notice of such changes if the change is: (a) necessary to avoid a violation of Law; (b) required by System Rules; or (c) BNY Mellon determines in good faith that it requires a shorter notice under the circumstances. You will comply with such changed instructions and guidelines promptly upon receipt from BNY Mellon. BNY Mellon may require you to fund your Account with it before initiating one or more RTPS transactions.

In accordance with the System Rules and such other instructions that BNY Mellon provides you with respect to accessing and transacting on the System, you can initiate a Payment Instruction directing it to pay a fixed amount of funds from your Account to a designated recipient. In addition, you may receive a transfer of funds from another party with access to the System. In accordance with the Payment Instructions or payment messages BNY Mellon receives pursuant to the System and subject to the System Rules, BNY Mellon will debit or credit your Account. Funds received to your Account through the System will usually be available to you upon receipt.

The System provides both the sender and receiver of funds virtually immediate information regarding the status of an RTPS payment or message in accordance with applicable System technical specifications. In addition, you will receive notice of BNY Mellon’s receipt of any incoming transfer to your Account with the account statement, the Electronic Banking Service, or other mutually agreed upon communication method.

Limitations

System Rules designate various limitations on System transactions, including the following: (a) you may not initiate a transfer of funds on behalf of a third party; (b) you may make transfers in US Dollars only; (c) the amount of each transfer you make is limited and BNY Mellon will advise you of such limits from time to time; (d) you may not make transfers to or from an account in a financial institution outside the United States; (e) to the extent you send or receive a Payment as part of a Money Transmission Transaction, you must be a resident of or otherwise domiciled in the US and comply with regulations of OFAC; and (f) you may send Real-Time Payments and messages only to participating financial institutions in the Real-Time Payments network. You may choose to ask BNY Mellon to re-route transactions to non-participating financial institutions through other payment channels such as ACH. If you use this option, you may have to agree to additional terms and conditions and all rules of the applicable payment channel will apply.

If an attempted RTPS transaction does not comply with System Rules, one or more of the requirements set forth in these Terms and Conditions, the instructions or guidance BNY Mellon has provided to you, or for some other reason cannot be completed pursuant to the RTPS, then BNY Mellon may cancel the processing of the payment and message and provide you with notification of such action through its standard reporting channels. In cases where the receiving financial institution cannot receive Real-Time Payments and messages, BNY Mellon may re-reroute those payments and messages to ACH Origination in accordance with your stated preferences. In such case, BNY Mellon will treat the proposed transaction as an ACH transfer pursuant to its ACH Origination Service. If the payment or message processes as an ACH transaction, it will not be subject to the RTPS but instead subject to the ACH Origination Service provisions set forth in these Terms and Conditions.

Accepted Payment Instructions

Once a Payment Instruction is settled, it is final and irrevocable, except as otherwise required by Law. While the System clears payments and make funds available to the receiver in real time, BNY Mellon may reject or delay a Payment Instruction: (a) as required for risk management, legal compliance or other reasons; (b) it cannot post; (c) if the transaction amount exceeds the Available Funds balance in the applicable Account at the time BNY Mellon receives the Payment Instruction; (d) if BNY Mellon determines that accepting the Payment Instruction would cause it to exceed any volume, aggregate dollar, network or similar limits on transfers that apply; (e) if the Payment Instruction would cause you to exceed any volume, aggregate dollar or similar limit on transfers imposed by BNY Mellon on the applicable Account; (f) if BNY Mellon cannot satisfy itself that the Payment Instruction has been properly authorized; (g) if the Account to be charged is frozen or inactive; or (h) if Law or regulation prohibits BNY Mellon from accepting the Payment Instruction.

BNY Mellon will use the System to process all Payment Instructions pursuant to the RTPS. You may not specify any intermediary bank for such transactions.

Transfer Services: Wire Transfer

BNY Mellon’s Wire Transfer Service let you initiate various types of Payment Orders and Drawdowns. In accordance with your Written Instructions BNY Mellon will debit or credit your Account for each accepted Payment Order. You will receive notice of BNY Mellon’s receipt of any incoming wire into your Account via the Account statement, Electronic Banking Service, or other mutually agreed upon communication method.

Definitions

For purposes of this Treasury Service, the following definitions apply:

Fedwire means the Federal Reserve’s wire transfer system.

Non-repetitive Order means a single Payment Order specifying the debited account, the beneficiary account, as well as the date and dollar amount.

Repetitive Instructions mean the preauthorized instructions to BNY Mellon concerning repetitive orders including identification of the debit and credit parties, bank names, account numbers, and other information it may request.

Repetitive Orders mean the periodic transfers between the same debit and credit parties where only the date and dollar amount of the Payment Orders vary.

Use of Intermediary Banks and Wire Transfer Networks

BNY Mellon may use any established wire transfer network with whom it has a relationship for Payment Orders. You appoint BNY Mellon as your agent to select an intermediary bank as needed. Accepted Payment Orders transmitted by wire transfer are subject to the rules, regulations, or by-laws governing the wire transfer network (including Federal Reserve Board Regulation J, Subpart B for Fedwire transfer) except as modified by these Terms and Conditions. BNY Mellon uses an automated wire transfer service that uses little manual intervention. For this reason, if your Payment Order specifies an intermediary bank, BNY Mellon reserves the right to use an alternative intermediary bank at its discretion.

Delays, Rejections, and Finalization

Once BNY Mellon accepts and processes the Payment Order, it is final, and you are obligated to pay it. BNY Mellon may reject or delay any Payment Order: (a) that exceeds the Available Funds balance in your Account at the time it receives the Payment Order; (ii) if it determines that accepting the Payment Order would cause BNY Mellon to exceed any volume, aggregate dollar, network, or similar limits on transfers that apply; (c) if the Payment Order would cause you to exceed any volume, aggregate dollar, or similar limit on transfers BNY Mellon imposes on your Account; (d) if BNY Mellon cannot satisfy itself that the Payment Order was properly authorized according to the selected security procedure; (e) if the account to be charged is frozen or inactive; or (f) if Law or regulation prohibits BNY Mellon from accepting the Payment Order.

Drawdown Requests

If you maintain USD accounts at other banks, you can provide BNY Mellon with repetitive instructions to initiate requests (drawdown transfers) to transfer funds in those USD accounts to one or more USD Accounts. BNY Mellon credits the applicable USD Account when it receives final funds. You can also pre-authorize a transfer of funds from your USD Account with BNY Mellon in response to a request from an originating bank (drawdown transfer request) by completing the applicable Set-up Form. If BNY Mellon receives a drawdown transfer request that you have not pre-authorized, you agree that it may rely on the authorization of persons identifying themselves by telephone as Authorized Individuals to initiate the transfer.

Payment Orders Types

Foreign Exchange Payment Orders: BNY Mellon may accept Payment Orders for transfers involving payment of foreign currencies (“FX Payment Order”). Upon request, BNY Mellon can provide a list of approved currencies for FX Payment Orders. The list may change immediately without notice. If BNY Mellon accepts a FX Payment Order, you must pay it the equivalent amount of the originating account currency at its then-applicable selling rate of exchange for such foreign currency. BNY Mellon will debit your Account to satisfy this obligation. Depending upon how you structure your use of the Wire Transfer Service, for fees and charges associated with your FX Payment Order, BNY Mellon will either bill you via your monthly billing statement or, alternatively, you may authorize deduction of fees and charges from the principal amount of any funds transfer.

US Dollar Payment Orders: BNY Mellon may accept Payment Orders for transfers involving payment of US Dollars (USD). Depending upon how you structure your use of the Wire Transfer Service, for fees and charges associated with your USD Payment Order, BNY Mellon will either bill you via your monthly billing statement or, alternatively, you may authorize deduction of fees and charges from the principal amount of any funds transfer.

US Dollar Payment Orders to a Foreign Currency Account: If your Payment Order requests transfer of funds in USD to a foreign beneficiary, and BNY Mellon or the intermediary bank believes the beneficiary’s account is a foreign currency account, your payment may be delivered in the applicable foreign currency and BNY Mellon may receive a fee or compensation for this transaction.

Non-repetitive Payment Orders: You must select a security procedure for Non-repetitive Payment Orders. BNY Mellon will attempt to confirm a Non-repetitive Payment Order if required by those security procedures. BNY Mellon can rely on any Non-repetitive Payment Order placed according to its security procedures for Non-repetitive Payment Orders.

Repetitive Payment Orders: For Repetitive Payment Orders you provide BNY Mellon repetitive instructions on Setup Forms, the Electronic Banking Service, or other mutually agreed upon communication method. You must provide the date and dollar amount using BNY Mellon’s operating procedures for Repetitive Payment Orders. You can also provide BNY Mellon with certain variable information in accordance with its procedures. You can modify or delete repetitive instructions using applicable Set-up Forms, the Electronic Banking Service, or other mutually agreed upon communication method.

Transactions Types

You may elect to use one or more of the transaction types listed below, with such elections being specified in applicable Setup Forms. For all transaction types listed in this section, BNY Mellon will apply any charges associated with the transaction to your Account as required under these Terms and Conditions. Prior to your use of these transaction types, both parties shall agree to the criteria against which BNY Mellon will assess the eligibility, including the optional rules of inclusion and exclusion, of a Payment Order for your selected transaction type and the calculations of deductions. The criteria and rules are established during the Account opening process, which the parties may amend by agreement, and kept on record as part of the Account documentation. You have sole responsibility for complying with disclosure obligations to your own customers under Law and as a best practice in its market in relation to the existence of any referral fee or similar arrangements relating to these Terms and Conditions.

Beneficiary Deduct: Enables you to pass transaction service charges on to the beneficiary. Two options are offered: (a) MT103 Beneficiary Deduct allows service charges for payments made by your customers, in favor of non-bank beneficiaries, to be passed on to the beneficiary via deduction from proceeds using specified code words in the Payment Order. The deduction may be a flat fee or tiered according to payment amount, (b) MT202 Beneficiary Deduct allows service charges for your payments in favor of banks in settlement of import trade activity to be passed on to the beneficiary bank via a deduction from proceeds using specific code words or specific reference patterns in the Payment Order.

Credit Deduct: Enables for the associated service charges for deposits to your Account to be passed to the beneficiary via a deduction from the proceeds. This service can operate for incoming MT103 and MT202 client remittances credited to your Account.

FULLPAY: Enables the beneficiary to receive the full value of the original ordered amount of a Payment Order using specified code words in the Payment Order. BNY Mellon may charge other fees, including foreign exchange conversion fees and general account fees, separate and in addition to payment processing fees. BNY Mellon reserves the right to review its charges on a quarterly basis and to adjust as necessary.

Optional Service Types

Treasury Assistance Service (TAS): TAS is an optional type of wire transfer service that allows you to authorize Repetitive Payment Orders by instructing BNY Mellon to periodically transfer Available Funds in a designated account based on current and prior Banking Day’s activity. This optional service is only available in USD.

Worldwire Express (WWE): WWE is an optional type of wire transfer service offered to clients who are members of Fedwire but have transfer needs that expand beyond Fedwire’s reach.

WWE Qualified Payment is designed to enable banks that are members of Fedwire to issue Qualified Payments to BNY Mellon for further payment to beneficiaiy accounts at other banks. BNY Mellon effects payment to the beneficiary’s bank (or another intermediary bank for further credit to the beneficiary’s bank) by SWIFT MT 103 (or similar message), Fedwire, CHIPS, or other expeditious method. A “Qualified Payment” is a Payment Order that (i) Client transmits to BNY Mellon through Fedwire; (ii) identifies Client’s Account with BNY Mellon as the first credit party of the transaction (if required); and (iii) includes the requisite beneficiary and third-party payment Written Instructions in the remaining party fields. When using WWE Qualified Payments, you agree to comply with BNY Mellon’s message formatting requirements as advised to you from time to time. Upon receipt of a Qualified Payment, BNY Mellon will credit your Account with the amount paid, and will issue one or more Payment Orders intended to carry out the Written Instructions contained in the Qualified Payment. Unless you instruct BNY Mellon to use an intermediary bank when processing a Qualified Payment, BNY Mellon may select such further intermediary banks as BNY Mellon in its discretion believes may be required to complete a funds transfer. It is understood and agreed that BNY Mellon is not responsible for the actions or inactions of any intermediary bank or the beneficiary’s bank.

WWE Deposits allows you to concentrate all of your international incoming payments to BNY Mellon, who will then deliver the funds and detail of payments to you via Fedwire. Specific to this service, a “Deposit” is a Payment Order that (i) a corresponding bank transmits to BNY Mellon; (ii) identifies the beneficiary’s account with you as the credit party of the transaction; and (iii) includes the requisite beneficiary and third-party payment Written Instructions in the remaining party fields. When using WWE Deposits, you understand and accept that that if the corresponding bank does not comply with BNY Mellon’s message formatting requirements, which are provided upon request, delays in processing your WWE Deposits may occur. BNY Mellon will not be liable for any delays caused by your correspondent bank not following BNY Mellon’s formatting requirements. Upon receipt of a Deposit, BNY Mellon will credit your Account with the amount to be credited.

You will obtain and maintain at your own cost and expense all equipment and services necessary for you to use WWE, and BNY Mellon shall not be responsible for the reliability or availability of any such equipment or services.

Agreed and Accepted

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Terms and Conditions to be executed by their respective duly authorized officers as of the date acknowledged by BNY Mellon below (“Effective Date”).

Please select one of the following:

☐ This Terms and Conditions covers only the legal entity executing it.

☒ This Terms and Conditions covers both the legal entity executing it and the additional Affiliate(s), branch(es), and/or subsidiary(ies) listed below.

FBL FINANCIAL GROUP, INC.		THE BANK OF NEW YORK MELLON

By:	/s/ Donald J. Seibel	By:	/s/ Paul M. Adamo

Name: Donald J. Seibel		Name:	Paul M. Adamo

Title: Chief Financial Officer		Title:	Managing Director, CFO, CAO - Treasury Services

Date: August 6, 2020		Effective Date: August 6, 2020

By:		Note: BNY Mellon only requires one signature from Client; however, to better accommodate clients utilizing a multi-signatory system, an additional signature block has been provided.

Name:

Title:

Date:

Affiliate, Branch, or Subsidiary Full Legal Name	Internal BNY Mellon CID
Farm Bureau Life Insurance Company
EquiTrust Life Insurance Company (as “Attorney in Fact”)
Farm Bureau Property & Casualty Insurance Company
Western Agricultural Insurance Company

Please copy this page as many times as necessary to list all covered Affiliate(s), branch(es), and subsidiary(ies).